Exhibit 4.1

Execution Version

LSB INDUSTRIES, INC.

and

THE GUARANTORS PARTY HERETO

6.250% Senior Secured Notes Due 2028

INDENTURE

Dated as of October 14, 2021

Wilmington Trust, National Association

Trustee and Notes Collateral Agent

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APPENDIX

Appendix 1	TRANSFER AND EXCHANGE APPENDIX

EXHIBITS

Exhibit A	FORM OF SUPPLEMENTAL INDENTURE

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INDENTURE dated as of October 14, 2021 among LSB Industries, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined) and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of the 6.250% Senior Secured Notes due 2028 (the “Notes”):

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit 1 to Appendix 1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such Person merging with or into or becoming a Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including, without limitation, for waivers, amendments, redemptions and offers to purchase, and shall vote and consent together as one class on all matters with respect to the Notes. Additional Notes may or may not be fungible with the Initial Notes or any other Additional Notes for U.S. federal income tax purposes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or Notes Collateral Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets outside of the ordinary course of business; provided, however, that the disposition of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2) the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying shares).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than $10.0 million;

(2) a transfer of properties or assets between or among any of the Issuer and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;

(4) the sale, lease, assignment, license, sublease or other disposition of equipment, inventory, products, services, accounts receivable or other properties or assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments;

(6) a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment;

(7) the creation or perfection of a Lien that is not prohibited by Section 4.12 hereof;

(8) dispositions in connection with Permitted Liens;

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(10) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property;

(11) any sale, exchange or other disposition of any property or equipment that has become damaged, worn out or obsolete or is otherwise unsuitable or unnecessary for use in connection with the business of the Issuer or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(12) any issuance, sale, transfer or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) foreclosures, condemnations or any similar action on assets and any Event of Loss;

(14) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(15) (a) any sale of Hydrocarbons or other products by the Issuer or its Restricted Subsidiaries, in each case in the ordinary course of business, and (b) any trade or exchange by the Issuer or any Restricted Subsidiary of any Hydrocarbons or other products for similar products for properties or assets of any type owned or held by another Person; provided that the Fair Market Value of the properties or assets traded or exchanged by the Issuer or such Restricted Subsidiary of the Issuer (together with any cash or Cash Equivalents and liabilities assumed by such other Person) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash or Cash Equivalents) to be received by the Issuer or such Restricted Subsidiary (together with any liabilities to be assumed by the Issuer or any Restricted Subsidiary) as determined in good faith by an authorized officer of the Issuer or, in the case of a trade or exchange by a Restricted Subsidiary, that Restricted Subsidiary;

(16) dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the Joint Venture parties set forth in, Joint Venture agreements or any similar binding agreements; and

(17) the sale or other disposition of carbon credits in excess of the amount of carbon credits necessary for the future operation of the business of the Issuer or its Restricted Subsidiaries (as determined in good faith by the Board of Directors of the Issuer or an Officer of the Issuer).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments (other than amount required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Collateral Agent” means Wells Fargo Capital Finance, LLC and any successor under the Bank Credit Agreement, or if there is no Bank Credit Agreement, the collateral agent or other representative of lenders or holders of Bank Debt designated pursuant to the Intercreditor Agreement and the terms of the documents governing the Bank Debt.

“Bank Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated January 17, 2017, by and among the Issuer, each of its subsidiaries party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC, as arranger and administrative agent, as may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing (in whole or in part), renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Bank Credit Agreement.

“Bank Credit Documents” means the Bank Credit Agreement, the other “Loan Documents” as defined in the Bank Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the obligations in respect of the Bank Debt, as each such agreements or instruments may be amended, supplemented, modified, restated, replaced, renewed, refunded, restructured, increased or refinanced from time to time.

“Bank Debt” means all Obligations and all amounts owing, due or secured under the terms of a Bank Credit Agreement and/or any other Credit Facility or any security document with respect to the foregoing, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses or reimbursement obligations, obligations to post cash collateral in respect of letters of credit, certain cash management services or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any Bank Credit Agreement security document (including, in each case, all Obligations thereunder, certain cash management services and all amounts accruing on or after the commencement of any insolvency proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Bank Credit Agreement security document but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Bank Debt Obligations” means collectively, (a) the Bank Debt, (b) all other Obligations in respect of Bank Debt, and (c) all other obligations under the hedging agreements and cash management agreements related to the Bank Debt.

“Bankruptcy Code” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Basket” means any amount, threshold, exception or value (including without limitation by reference to Consolidated Total Assets, Fixed Charge Coverage Ratio, Secured Leverage Ratio or Consolidated EBITDA) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in the Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation (including the Issuer), the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors or board of managers of the general partner of the partnership or, if such general partner is itself a limited partnership, then the board of directors or board of managers of its general partner;

(3) with respect to a limited liability company, the sole member (if member managed), the board of managers or directors, the managing member or the members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“Business Day” means each day that is not a Saturday, Sunday or any other day on which banking institutions in New York, New York or another place of payment on the Notes are authorized or required by law to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Carbon Capture Assets” means:

(1) any purification and/or compression equipment and any other assets now owned, developed or hereafter acquired that are, in the good faith judgment of an authorized officer of the Issuer, necessary or desirable to permit the Issuer or any of its Restricted Subsidiaries or Affiliates to qualify for any Carbon Related Tax Credit;

(2) any Carbon Related Tax Credit, Carbon Offset Credit, or assignable right to claim any Carbon Related Tax Credit or Carbon Offset Credit;

(3) any sales or offtake agreement or similar contract relating to the sale of the Syngas Stream, CO2 Stream or any derivative thereof, or to the sale of any Carbon Offset Credit; and

(4) any Equity Interests in any partnership, limited liability company, or corporation the sole assets of which initially consist of property described in clauses (1) through (3) of this definition.

“Carbon Offset Credit” means any credit, certificate, permit, reduction, offset or other measurable unit representing the right to emit a specific quantity of carbon dioxide or other greenhouse gases.

“Carbon Related Tax Credit” means any federal or state tax credit (whether refundable or not) and any other credit, payment, offset and/or other assistance associated with reducing carbon emissions or greenhouse gas that is offered or provided by any governmental authority.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(3) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of at least investment grade from either S&P or Moody’s;

(4) certificates of deposit, demand deposits, money market deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Bank Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch (or, if at any none of Moody’s, S&P or Fitch is rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition;

(7) marketable short-term money market and similar securities having a rating of at least P-2, A-2 or F2 from either Moody’s, S&P or Fitch, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s, AAA by S&P or AAA by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another rating agency);

(8) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition; and

(9) (a) euros or any national currency of any participating member state of the European Monetary Union, (b) any local currency held by the Issuer or any of its Restricted Subsidiaries from time to time in the ordinary course of business, (c) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof in which any Restricted Subsidiary is organized or conducting business having maturities of not more than one year from the date of acquisition, and (d) investments of the type and maturity described in clauses (2) through (8) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses.

“Change of Control” means the occurrence of any of the following:

(1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Issuer and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Issuer or a Restricted Subsidiary; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer, measured by voting power rather than number of shares, units or the like.

Notwithstanding the preceding, a conversion of the Issuer or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which the Issuer becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as following such conversion or exchange either (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Issuer immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than the Permitted Holders, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Clearstream” means Clearstream Banking, S.A.

“CO2 Stream” means the carbon dioxide removable from byproduct gas produced in connection with the business of the Issuer and its Subsidiaries, together with the perpetual right to remove such carbon dioxide.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and properties of the Issuer and the Guarantors subject to Liens created by the Security Documents, but excluding Excluded Assets.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) all taxes on or measured by income, profits or capital gains to the extent deducted in computing such Consolidated Net Income; plus

(2) the amount of depreciation or amortization to the extent deducted in computing such Consolidated Net Income; plus

(3) the amount of interest expense to the extent deducted in computing such Consolidated Net Income; plus

(4) all non-cash losses or expenses (or minus non-cash income or gain) to the extent deducted or included in computing such Consolidated Net Income, including, without limitation, any non-cash loss or expense (or income or gain) due to (i) the application of FASB ASC 815-10 regarding hedging activity, (ii) the application of FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, (iii) impairment charges or expenses or asset write-off (including impairment of intangibles or goodwill or any write off of unamortized debt issuance costs or original issue discount), (iv) the application of purchase accounting in relation to any acquisition, (v) non-cash foreign currency exchange losses (or minus gains), (vi) any non-controlling interest expense consisting of income of a Restricted Subsidiary attributable to non-controlling equity interests of third parties in any non-wholly owned Restricted Subsidiary and (vii) non-cash expenses deducted as a result of any grant of Capital Stock or

Stock Equivalents to employees, officers, or directors, consultants or other service providers of the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts (as defined in the Uniform Commercial Code) and Inventory (as defined in the Uniform Commercial Code); plus

(5) the amount of any integration costs and restructuring charges as presented in the financial statements of such Person or the accompanying Notes thereto, business optimization expenses and costs, one-time costs related to acquisitions, costs related to the closure or consolidation of facilities, employee termination costs and turnaround expense to the extent deducted in computing such Consolidated Net Income; plus

(6) the amount of any “run rate” cost savings, expense and cost reductions and other operating improvements or synergies that have occurred or are projected by the Issuer in good-faith to result from actions taken or to be taken prior to or within 18 months after consummation of the applicable action or transaction giving rise thereto (net of the amount of actual benefits realized prior to or during such period from such actions or transactions) regardless of whether those cost savings, expense and cost reductions or other operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto; provided, that the aggregate amount added pursuant to this clause (6) shall not for any four fiscal quarter period exceed an amount equal to 25.0% of Consolidated EBITDA for such four fiscal quarter period (and such determination shall be made after giving effect to any adjustment pursuant to this clause (6)); plus

(7) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary Historical Consolidated Financial Data” under “Offering Circular Summary” in the Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (in each case, on a net after-tax basis):

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash or Cash Equivalents (or converted into cash) to the specified Person or a Restricted Subsidiary of such Person;

(2) the Net Income of any Restricted Subsidiary (other than a Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived; provided, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments paid in cash (or to the extent converted into cash) or Cash Equivalents to the Issuer or a Restricted Subsidiary thereof in respect of such period to the extent not already included therein;

(3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations, any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations, assets or properties not in the ordinary course of business and any after-tax gains or losses from the disposition of any securities or the extinguishment of any Indebtedness or the early termination of Hedging Contracts or other derivative instruments will, in each case, be excluded;

(4) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any completed or terminated acquisition, disposition, recapitalization, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, disposition of securities, turnaround, financing transaction, extinguishment of indebtedness or amendment or modification of any debt instrument (including, in each case, any such transaction undertaken but not completed) and any charges or non-recurring merger or acquisition costs incurred during such period as a result of any such transaction will be excluded;

(5) any other extraordinary, unusual or non-recurring gains or losses of such Person and related tax effects in accordance with GAAP will be excluded;

(6) unrealized gains and losses related to obligations with respect to Hedging Contracts will be excluded;

(7) the cumulative effect of a change in accounting principles will be excluded; and

(8) any amortization of fees or expenses that have been capitalized will be excluded.

“Consolidated Total Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets of such Person and its Restricted Subsidiaries included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP (in each case, giving pro forma effect to any acquisitions or dispositions of assets or properties outside the ordinary course of business that have been made by the Person or any of its Restricted Subsidiaries subsequent to the date of such balance sheet; provided that any such adjustments shall be calculated in the manner provided in the definition of Fixed Charge Coverage Ratio).

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount equal to 100% of the aggregate amount of (i) cash contributions (other than Excluded Contributions) made to the equity capital of the Issuer or such Guarantor or (ii) proceeds received by the Issuer or such Guarantor from the issuance or sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, in each case after the date of the Indenture; provided that:

(1) such cash contributions have not been used to make a Restricted Payment, and

(2) such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions or such issuance or sale and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

“Corporate Trust Office” means the address of the Trustee or the Notes Collateral Agent, as applicable, specified in Section 13.01 hereof or such other address as to which the Trustee or the Notes Collateral Agent, as applicable, may give notice to the Issuer.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Bank Credit Agreement), credit agreements, commercial paper facilities, note purchase agreements, indentures, or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, capital market financings, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers, guarantors or grantors thereunder and whether by the same or any other agent, lender, group of lenders, investor, group of investors or otherwise.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or Joint Venture, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or Joint Venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit 1 to Appendix 1 hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“De Minimis Note Guaranteed Amount” means $10,000,000.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary of the Issuer in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discharge of ABL Obligations” means (1) the indefeasible payment in full in cash of all Bank Debt (other than outstanding letters of credit, secured cash management services, secured Hedging Obligations and contingent indemnification obligations for which no underlying claim has been asserted); (2) termination or expiration of all commitments, if any, to extend credit that would constitute Bank Debt (other than commitments to extend credit that would constitute secured cash management services); (3) termination or cash collateralization (in an amount and in the manner required by the Bank Credit Agreement) of all outstanding letters of credit; and (4) termination or cash collateralization of any secured Hedging Obligations; provided that the Discharge of ABL Obligations shall not be deemed to have occurred in connection with an exchange, replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification of such Bank Debt with Indebtedness secured by ABL Priority Collateral on a first-priority basis under an agreement that has been designated in writing by the Bank Collateral Agent under the Bank Credit Agreement as so refinancing the Bank Credit Agreement in accordance with the terms of the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer or a direct or indirect parent of the Issuer to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer or such parent company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer that is formed under the laws of the United States or any state of the United States or the District of Columbia, excluding any such Restricted Subsidiary (i) substantially all of the direct or indirect assets of which are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code or (ii) that is a Subsidiary of a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (1) any public or private sale of Capital Stock (other than Disqualified Stock) of the Issuer or any other direct or indirect parent of the Issuer (other than Capital Stock sold to the Issuer or a Subsidiary of the Issuer); provided that if such public offering or private placement is of Capital Stock of any direct or indirect parent of the Issuer, the term “Equity Offering” shall refer to the portion of the net cash proceeds therefrom that has been contributed to the equity capital of the Issuer or (2) the contribution of cash to the Issuer as an equity capital contribution.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset, any (i) loss or destruction of, or damage to, such property or asset, (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of the power of eminent domain or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” means the collective reference to:

(1)

any fee-owned real property with a Fair Market Value as of the date of the Indenture (or, if later, the date of acquisition thereof by the Issuer or any Guarantor) equal to or less than $20.0 million (other than the Principal Properties);

(2)	all leasehold interests in real property;

(3)	motor vehicles, airplanes and other assets subject to certificates of title;

(4)	except as expressly provided in the Security Documents, letter of credit rights and commercial tort claims;

(5)

any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of law, including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC);

(6)	pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party);

(7)

any lease, license or agreement or any property subject to such agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;

(8)

any assets to the extent a security interest in such assets would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Issuer and certified to the Notes Collateral Agent in writing in the form of an Officer’s Certificate;

(9)

any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(10)	stock and assets of Unrestricted Subsidiaries;

(11)

interests in joint ventures and non-wholly owned subsidiaries that cannot be pledged without the consent of third parties after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(12)

Capital Stock (i) representing voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary or Pass-Through Foreign Holdco, in each case that is owned by the Issuer or a Guarantor and (ii) of any Subsidiary of any Foreign Subsidiary or Pass-Through Foreign Holdco described in clause (i);

(13)	rolling stock;

(14)

with respect to the Notes Priority Collateral, general intangibles (other than (i) equity interests of each limited liability company, limited partnership or other business entity that is a Restricted Subsidiary that is owned by the Issuer or a Guarantor and (ii) Intercompany Pledged Debt Instruments);

(15)	intellectual property; and

(16)

assets where the cost or burden of obtaining a security interest therein exceeds the practical benefit to the Securityholder Secured Parties afforded thereby, as reasonably determined in good faith by the Issuer and certified to the Notes Collateral Agent in writing in the form of an Officer’s Certificate.

“Excluded Contributions” means net cash proceeds received by the Issuer and its Restricted Subsidiaries as equity capital contributions after the Issue Date, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate and not previously included in the calculation set forth in clause (1)(b) of Section 4.07 hereof for purposes of determining whether a Restricted Payment may be made.

“Excluded Subsidiary” means any Subsidiary that is:

(1) any Foreign Subsidiary that is treated as a “controlled foreign corporation” within the meaning of Section 957 of the Code, and any Subsidiary of such Foreign Subsidiary;

(2) any Restricted Subsidiary of the Issuer; provided that (a) the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $2.5 million and (b) the total revenues of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (2) for the most recently ended Test Period, as reflected on such income statements, do not in the aggregate exceed $5.0 million; or

(3) any Subsidiary that is disregarded as an entity separate from its owner for U.S. federal income tax purposes if substantially all of the direct or indirect assets of such Subsidiary are Capital Stock of one or more “controlled foreign corporations” within the meaning of Section 957 of the Code (a “Pass-Through Foreign Holdco”).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“Existing Intercreditor Agreement” means the Intercreditor Agreement, dated as of August 7, 2013, by and among, inter alia, the Bank Collateral Agent and Wilmington Trust, National Association, as amended by that certain Amendment No. 1 to Intercreditor Agreement, dated as of April 25, 2018, and as further amended, amended and restated, or otherwise modified from time to time prior to the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. Fair Market Value shall be determined by the Issuer acting reasonably and in good faith. Notwithstanding the foregoing, for purposes of determining compliance with Article 4 hereof, any determination that the Fair Market Value of assets other than cash or Cash Equivalents is equal to or greater than $40.0 million will be made by the Board of Directors of the Issuer and evidenced by a resolution thereof.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means with respect to the Issuer and its Restricted Subsidiaries for any Test Period, the ratio of the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such Test Period to the Fixed Charges of the Issuer and its Restricted Subsidiaries for such Test Period. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings and repayments) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the applicable Test Period and on or prior to the date on which the event for which the calculation of such ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such Test Period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the Issuer or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the Test Period or subsequent to such Test Period and on or prior to the Calculation Date, will be given pro forma effect (including any Consolidated EBITDA and any “run rate” cost savings, expense and cost reductions and other operating improvements or synergies that have occurred or are projected by the Issuer in good-faith to result from actions taken or to be taken prior to or within 18 months after consummation of the applicable action or transaction giving rise thereto, regardless of whether those expense and cost reductions or other operating improvements or synergies could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) as if they had occurred on the first day of the Test Period; provided that, in the case of such expense and cost reductions or other operating improvements or synergies, the amount of such adjustments are determined by the chief financial or similar officer of the Issuer based on the reasonable good faith belief of such officer at the time of determination; if since the beginning of such Test Period any Person that subsequently becomes a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such Test Period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such relevant transaction had occurred at the beginning of the applicable Test Period and Consolidated EBITDA for such Test Period shall be calculated on a pro forma basis;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the Issuer or any of its Restricted Subsidiaries following the Calculation Date;

(4) if any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation;

(5) if any Indebtedness to which pro forma effect is being given bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire Test Period (taking into account any obligations under Hedging Contracts applicable to such Indebtedness if such Hedging Contract has a remaining term as at the Calculation Date in excess of 12 months);

(6) interest on a Finance Lease Obligation and imputed interest on Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Finance Lease Obligation or Attributable Debt in accordance with GAAP; and

(7) interest income reasonably anticipated by the Issuer to be received during the applicable Test Period from cash or Cash Equivalents held by the Issuer or any of its Restricted Subsidiaries, which cash or Cash Equivalents exist on the Calculation Date or will exist as a result of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, will be included.

“Fixed Charges” means, with respect to any specified Person for any period, (A) the sum, without duplication,

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Contracts or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts, but in each case excluding (w) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (y) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (z) any expense of bridge, commitment or other financing fees; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon, during such period; plus

(4) the product of (a) all cash dividend payments during such period on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable to the Issuer or a Restricted Subsidiary of the Issuer during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal; less

(B) to the extent included in (A) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium or penalty paid in connection with, paying any such Indebtedness prior to its Stated Maturity, and the interest income of such Person and its Restricted Subsidiaries for such period;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the Issue Date (except as otherwise indicated herein).

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit 1 to Appendix 1 hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantors” means each of:

(1) the Domestic Subsidiaries of the Issuer executing this Indenture as initial Guarantors; and

(2) any other Restricted Subsidiary of the Issuer that becomes a Guarantor in accordance with the provisions of this Indenture; and their respective successors and assigns, in each case until released from their obligations under their Note Guarantees and this Indenture in accordance with the terms of this Indenture; provided that Excluded Subsidiaries shall not be required to become Guarantors (but may elect, at their option, to become Guarantors).

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to reduce costs of borrowing or to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates; and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” or “Securityholder” means a Person in whose name a Note is registered.

“Hydrocarbons” means natural gas, liquid hydrocarbons, gaseous hydrocarbons, petroleum coke and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(4) in respect of bankers’ acceptances;

(5) representing Finance Lease Obligations;

(6) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, except any such balance that constitutes an accrued expense or trade payable or similar obligation to a trade creditor; or

(7) representing any obligations under Hedging Contracts, other than obligations under Hedging Contracts that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness secured by a Lien shall be the lesser of (a) the Fair Market Value of such asset at the date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

For the avoidance of doubt, the term “Indebtedness” excludes any obligation arising from any agreement providing for indemnities, purchase price adjustments, holdbacks, earnout or contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by the specified Person in connection with the acquisition or disposition of assets.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

Notwithstanding the foregoing, the following shall not constitute “Indebtedness”:

(1) any liability for foreign, federal, state, local or other taxes;

(2) any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such liability is extinguished within five business days of its incurrence;

(3) any liability owed to any Person in connection with workers’ compensation or similar liabilities, health, disability or other employee benefits, unemployment or insurance or self-insurance obligations, or insurance contracts, reclamation, statutory obligations, bankers’ acceptances and bid, performance, advance payment, deposit, appeal and surety or similar bonds, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn, or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business (in each case other than an obligation for money borrowed);

(4) any indebtedness that is satisfied and discharged or defeased by legal defeasance in accordance with the terms of the instrument governing such indebtedness;

(5) any obligation arising from any agreement providing for indemnities, purchase price adjustments, earnouts, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets;

(6) any obligation in respect of buy-sell or similar arrangements related to renewable fuel credits (including, without limitation, renewable identification numbers and biodiesel credits);

(7) Indebtedness, the proceeds of which are funded into an escrow or other trust arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to such Person or any of its Restricted Subsidiaries; and

(8) any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $500,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Purchasers” means Jefferies LLC, Goldman Sachs & Co. LLC and UBS Securities LLC.

“Intercompany Pledged Debt Instruments” means (i) all right, title and interest of any Grantor in all Indebtedness or other obligations owing to such Grantor by any Affiliate thereof (including any other Grantor) or by any special purpose vehicle formed at the direction of the Issuer or any of its Subsidiaries, and (ii) all instruments evidencing any such Indebtedness or other obligations owed to such Grantor by any Affiliate thereof (in the case of each of the foregoing clauses (i) and (ii), excluding any such Indebtedness or other obligations that constitute the proceeds of sales or transfers of inventory or accounts receivable by a Grantor to an Affiliate thereof or to any special purpose vehicle formed at the direction of the Issuer or any of its Subsidiaries), and any distribution of property made on, in respect of or in exchange for any of the foregoing from time to time; provided that Intercompany Pledged Debt Instruments does not include any Excluded Assets.

“Intercreditor Agreement” means the Existing Intercreditor Agreement, as amended, supplemented or otherwise modified pursuant to that certain Joinder Agreement, dated as of the Issue Date, by and among, inter alia, the Bank Collateral Agent and the Notes Collateral Agent, and as the same may be further amended, amended and restated, or otherwise modified from time to time in accordance with this Indenture.

“Intercreditor Agreements” means the Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Passu Intercreditor Agreement and Collateral Agency Agreement.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Ratings Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

(2) debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries);

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investment Related Property” means any and all investment property (as that term is defined in the UCC).

“Investments” means, with respect to any Person, (a) all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations, other than guarantees of obligations incurred in the ordinary course of business and not constituting Indebtedness), extensions of credit, advances or capital contributions (excluding (1) commission, travel and similar advances to officers, directors and employees made in the ordinary course of business and (2) advances to customers and suppliers in the ordinary course of business or that are recorded as accounts receivable or prepaid expenses on the balance sheet), and (b) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event shall a guarantee of an operating lease or other business contract of the Issuer or any Restricted Subsidiary be deemed an Investment. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of or in connection with the acquisition of such Person by the Issuer or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in Section 4.07(c) hereof.

“Issue Date” means October 14, 2021.

“Issuer” has the meaning assigned to it in the preamble to this Indenture.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Issuer in which the Issuer or any of its Restricted Subsidiaries makes any Investment.

“Junior Lien Agent” means the collateral agent or other representative of lenders or holders of Junior Lien Debt designated pursuant to the Junior Lien Intercreditor Agreement and the terms of the documents governing the Junior Lien Debt.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Issuer or any Subsidiary) having Junior Lien Priority relative to the Notes with respect to the Notes Collateral and, other than in the case of Bank Debt, is not secured by any other assets and, in the case of Indebtedness for borrowed money other than Bank Debt, has a stated maturity that is at least 90 days longer than the Notes; provided that the authorized representative of the holders of such Indebtedness shall have executed a Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement to be entered into among the Issuer, the Guarantors, the Notes Collateral Agent, the authorized representative of the holders of any Other Pari Passu Lien Obligations and the authorized representative of the holders of Junior Lien Debt, as it may be amended from time to time in accordance with this Indenture.

“Junior Lien Priority” means, relative to specified Indebtedness, having junior Lien priority on specified Collateral and subject to the Junior Lien Intercreditor Agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Limited Condition Transactions” means (1) any acquisition or other Investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted under the Indenture by the Issuer or one or more of its Restricted Subsidiaries, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance thereof (which notice, for the avoidance of doubt, may be conditioned upon the occurrence of refinancing or any other transaction) and (3) any Restricted Payment requiring irrevocable notice in advance thereof

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any of (a) the present value at such time of (i) the redemption price of such Note at October 15, 2024, plus (ii) any required interest payments due on such Note through October 15, 2024 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note. The Issuer shall calculate or cause the calculation of the Make Whole Premium and the Trustee shall have no duty to calculate or verify the calculation of the Make Whole Premium.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of Capital Stock of such Person on the date of the declaration of the relevant dividend multiplied by (b) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividend

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions, severance costs and any relocation expenses incurred as a result of the Asset Sale;

(2) taxes paid or estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions, any tax sharing arrangements and any dividends or distributions made by the Issuer or any Restricted Subsidiary to the owners of the Issuer in amounts sufficient for the direct or indirect parents to pay certain taxes, as set forth in Section 4.07 hereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale; and

(4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Issuer or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Issuer or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), except for Customary Recourse Exceptions, or (b) is directly or indirectly liable as a guarantor or otherwise, except in the case of this clause (1), for (i) Liens permitted pursuant to clause (10) of the definition of “Permitted Liens” and (ii) any guarantee given solely to support such Liens, which guarantee is not recourse to the Issuer or any Restricted Subsidiary; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Issuer or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

For purposes of determining compliance with Section 4.09 hereof, in the event that any Non-Recourse Debt of any of the Issuer’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Indenture, the Security Documents, the Intercreditor Agreement and any Pari Passu Intercreditor and Collateral Agency Agreement or Junior Lien Intercreditor Agreement.

“Note Guarantee” means any guarantee by a Guarantor of the Issuer’s Obligations under this Indenture and on the Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Priority Collateral” means “Notes Priority Collateral” as defined in the Intercreditor Agreement.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the Offering Circular of the Issuer, dated September 29, 2021, relating to the offer and sale of the Notes.

“Officer” means the Chairman or Executive Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any other similar officer of the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Issuer.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee or the Notes Collateral Agent, as applicable, that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Issuer, any Subsidiary of the Issuer or the Trustee or the Notes Collateral Agent, as applicable.

“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations (including Hedging Obligations) (other than intercompany Indebtedness owing to the Issuer or any Subsidiary) having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and that is not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or longer than the Notes; provided that an authorized representative of the holders of such Indebtedness (other than Additional Notes) shall have executed a joinder to the Security Documents and the Intercreditor Agreement and entered into (or executed a joinder to) the Pari Passu Intercreditor and Collateral Agency Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Pari Passu Intercreditor and Collateral Agency Agreement” means the Pari Passu Intercreditor and Collateral Agency Agreement to be entered into among the Issuer, the Guarantors, the Notes Collateral Agent and the authorized representative of the holders of any Other Pari Passu Lien Obligations, as it may be amended from time to time in accordance with the Indenture.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the Intercreditor Agreement and the Pari Passu Intercreditor and Collateral Agency Agreement.

“Permitted Business” means any business conducted or proposed to be conducted by the Issuer and the Restricted Subsidiaries of the Issuer that is the same as, or reasonably related, ancillary or complementary to, the businesses in which the Issuer and the Restricted Subsidiaries are engaged in on the Issue Date, as determined in good faith by the Issuer.

“Permitted Business Investments” means Investments by the Issuer or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of the Issuer or in any Joint Venture, provided that:

(1) the aggregate amount of all such Investments outstanding at any time does not exceed the greater of $60.0 million and 5.5% of the Issuer’s Consolidated Total Assets;

(2) if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture that is recourse to the Issuer or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture for which the Issuer or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Issuer and its Restricted Subsidiaries under the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or under clause (13) of the definition of Permitted Debt; and

(3) such Unrestricted Subsidiary’s or Joint Venture’s activities are not outside the scope of the Permitted Business.

“Permitted Holders” means Eldridge Industries LLC, together with any funds, limited partnerships and investment vehicles controlled, managed or advised, directly or indirectly or by contract or otherwise, by, or under common control with, Eldridge Industries LLC, including, for the avoidance of doubt, LSB Funding LLC.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary of the Issuer (including, without limitation, through purchases of Notes, Note Guarantees or other Senior Debt);

(2) any Investment in cash or Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer; and in each case, any Investment held by such Person specified in clauses (a) or (b) of this clause (3) that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and not in violation of Section 4.10 hereof or from any other disposition of assets not constituting an Asset Sale;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment in default or (b) litigation, arbitration or other disputes with Persons that are not Affiliates;

(7) Hedging Contracts;

(8) Permitted Business Investments;

(9) loans or advances to employees, directors and officers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

(10) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted under this Indenture;

(11) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the Issue Date that are at the time outstanding not to exceed the greater of (a) $60.0 million and (b) 5.5% of the Issuer’s Consolidated Total Assets; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

(12) any Investment in a Joint Venture consisting of Carbon Capture Assets for the purpose of permitting the Issuer or any of its Restricted Subsidiaries or Affiliates to qualify for any Carbon Related Tax Credit; provided that the book value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date that are at the time outstanding, not to exceed the greater of (a) $100.0 million and (b) 10% of the Issuer’s Consolidated Total Assets; provided, however, that if any such Joint Venture becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of this definition and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary;

(13) guarantees of Indebtedness of the Issuer or any Restricted Subsidiary or Guarantor which Indebtedness is permitted by Section 4.09;

(14) Investments owned by any Person at the time such Person merges with, or is acquired by, the Issuer or any Restricted Subsidiary thereof; provided that such Investments are not incurred in contemplation of such merger or acquisition;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment, prepaid expenses, negotiable instruments held for collection and lease, utility, workers’ compensation and performance and other similar deposits and prepaid expenses made in the ordinary course of business;

(16) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business; and

(17) other Investments if, at the time of making such Investment, and after giving effect thereto (including the incurrence of any Indebtedness permitted to be incurred pursuant to the covenant described under Section 4.09 to finance such Investment), the Issuer’s Secured Leverage Ratio would not exceed 5.15 to 1.00.

“Permitted Liens” means:

(1) any Liens securing the Bank Credit Agreement or any other Credit Facilities incurred under clause (1) of the definition of Permitted Debt; provided, that the aggregate amount of such Indebtedness does not exceed the aggregate amount that would be allowed under clause (1) of the definition of Permitted Debt as of the date of the incurrence of such Indebtedness;

(2) Liens securing the Notes issued on the Issue Date and the related Note Guarantees;

(3) Liens in favor of the Issuer or any Restricted Subsidiary or Guarantor,

(4) Liens on property or Capital Stock of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon, accessions thereto and proceeds thereof and after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Lien arose) other than those of the Person acquired, merged into or consolidated with the Issuer or the Restricted Subsidiary;

(5) Liens on property existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to, and were not incurred in contemplation of, such acquisition and do not extend to any property (other than improvements thereon, accessions thereto and after-acquired property to the extent it would have been subject to a Lien in respects of the arrangements under which such Liens arose) other than the property so acquired by the Issuer or the Restricted Subsidiary;

(6) any interest or title of a lessor to the property subject to a Finance Lease Obligation or operating lease;

(7) Liens to secure Indebtedness (including Finance Lease Obligations) permitted by clause (4) of Section 4.09(b) hereof covering only the assets acquired, constructed, installed or improved with, or financed by, such Indebtedness (and improvements thereon, accessions thereto and proceeds thereof);

(8) Liens existing on the Issue Date (but excluding Liens securing Bank Debt Obligations);

(9) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, trade contracts, government contracts, operating leases, performance bonds or other obligations of a like nature, industrial development, pollution control or similar bonds, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(10) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Issuer or any Restricted Subsidiary of the Issuer to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(11) Liens on pipelines or other facilities or equipment that arise by operation of law, rule or regulation;

(12) Liens arising under construction contracts, interconnection agreements, operating agreements, joint venture agreements, partnership agreements, shared service agreements, division orders, contracts for sale, real property leases and other agreements arising in the ordinary course of business of the Issuer and its Restricted Subsidiaries that are customary in the Permitted Business;

(13) Liens upon specific items of inventory, receivables or other goods or proceeds therefrom of the Issuer or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds therefrom and permitted by Section 4.09 hereof;

(14) Liens securing (a) any defeasance trust; provided that such Liens do not extend to any assets or properties that are not part of such defeasance trust, or (b) Liens relating to escrow arrangements securing Indebtedness incurred in accordance with this Indenture;

(15) Liens to secure performance of Hedging Contracts, or letters of credit issued in connection therewith, of the Issuer or any of its Restricted Subsidiaries entered into in the ordinary course of business and not for speculative purposes;

(16) Liens securing any insurance premium financing under customary terms and conditions, provided that no such Lien may extend to or cover any assets or property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

(17) other Liens incurred by the Issuer or any Restricted Subsidiary of the Issuer (which may include, without limitation, Liens securing Other Pari Passu Lien Obligations); provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (17) does not exceed the greater of (a) $60.0 million and (b) 5.5% of the Issuer’s Consolidated Total Assets at the time of such incurrence;

(18) any Lien renewing, extending, refinancing or refunding a Lien permitted by any other clause (other than clauses (35) and (37)) in this definition of “Permitted Liens,” provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinance or refund are encumbered thereby (other than improvements thereon, accessions thereto and proceeds thereof and after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which the original Lien arose);

(19) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided that (a) the new Lien shall be limited to all or part of the same property and assets that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged), and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(20) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits;

(21) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(22) carriers’, warehousemen’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(23) licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the good faith judgment of an authorized officer of the Issuer, in the aggregate, materially diminish the value of such properties or materially interfere with their use in the operation of the business of the Issuer or any of its Restricted Subsidiaries;

(24) leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(25) with respect to any leasehold interest where the Issuer or any Restricted Subsidiary of the Issuer is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(26) Liens arising from Uniform Commercial Code financing statement filings regarding precautionary filings, consignment arrangements or operating leases entered into by the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(27) Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(28) deposits made in the ordinary course of business to secure liability to insurance carriers;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(30) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(a)(7) hereof so long as such Liens are adequately bonded;

(31) Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 4.09 hereof, provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(32) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(33) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(34) Liens securing obligations in respect of Treasury Management Arrangements;

(35) [reserved];

(36) Liens securing Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed the greater of (a) greater of (x) $60.0 million and (y) 5.5% of the Issuer’s Consolidated Total Assets, at any time outstanding and (b) an amount such that, after giving pro forma effect to the Liens securing such Other Pari Passu Lien Obligations, the Secured Leverage Ratio does not exceed 5.50 to 1.0, to the extent such Indebtedness is permitted by Section 4.09(a) hereof; and

(37) Liens securing Indebtedness that is secured by Liens on the Collateral that are junior in priority to the Notes; and

(38) Liens securing Contribution Indebtedness (which may include, without limitation, Contribution Indebtedness constituting Other Pari Passu Lien Obligations) to the extent permitted by Section 4.09(b)(23) hereof.

The Issuer may classify (or later reclassify) any Lien in any one or more of the above categories (including in part in one category and in part another category) in accordance with the provisions set forth under Section 4.17 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness), provided that:

(1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has (i) a final maturity date that is either (A) no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced defeased or refunded or (B) after the final maturity date of the Notes and (ii) has a Weighted Average Life to Maturity that is either (A) equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced defeased or refunded, or (B) longer than the Weighted Average Life to Maturity of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Issuer that is not a Guarantor if the Issuer or a Guarantor is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

Notwithstanding the preceding, any Indebtedness incurred under Credit Facilities pursuant to Section 4.09 hereof shall be subject only to the refinancing provision in the definition of Credit Facilities and not pursuant to the requirements set forth in the definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Properties” means the Issue Date Real Property Collateral (to be defined in the Security Documents). For the avoidance of doubt, the Principal Properties as of the Issue Date shall include, collectively, the fee-owned real property of the Issuer and/or its applicable Restricted Subsidiary located at (1) 4463 Hunt Street, Pryor, Oklahoma 74361; (2) 1080 Industrial Drive Cherokee, AL 35616; and (3) 4500 North West Avenue El Dorado, AR 71730.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” means Moody’s or S&P or, if Moody’s or S&P shall not make a rating of the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for Moody’s or S&P, as the case may be.

“Ratings Decline Period” means the period that (1) begins on the occurrence of a Change of Control and (2) ends 60 days following consummation of such Change of Control.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit 1 to Appendix 1 hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit 1 to Appendix 1 hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Replacement Assets” means (1) tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Reporting Default” means a failure by the Issuer to comply with the provisions under Section 4.03 hereof for more than 180 days.

“Responsible Officer,” when used with respect to the Trustee or the Notes Collateral Agent, as applicable, means any vice president, assistant vice president, any trust officer or assistant trust officer, or any other officer of the corporate trust group of the Trustee or the Notes Collateral Agent, as applicable (or any successor group of the Trustee), customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” refers to S&P Global Ratings, a division of S&P Global, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means, with respect to the Issuer or any of its Restricted Subsidiaries, any arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person, in each case, to the extent classified as a sale and leaseback transaction in accordance with GAAP; provided that any such arrangements with respect to catalyst or precious metals that are entered into in the ordinary course of business shall not be deemed to be Sale and Leaseback Transactions.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Secured Debt” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the holders of the Indebtedness secured thereby) as of such date consisting of (without duplication) Indebtedness for borrowed money (including unreimbursed outstanding drawn amounts underfunded letters of credit (other than letters of credit in respect of trade payables)), Finance Lease Obligations, Attributable Debt and debt obligations evidenced by bonds, notes, debentures or similar instruments, determined on a consolidated basis in accordance with GAAP (excluding items eliminated in consolidation, and for the avoidance of doubt, excluding obligations under Hedging Contracts) that, in each case, is then secured by Liens on property or assets of the Issuer or its Restricted Subsidiaries and consists of the Notes or Indebtedness constituting Bank Debt or Other Pari Passu Lien Obligations, minus (2) the amount of cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Secured Leverage Ratio” means, on any date, the ratio of Secured Debt on such date to Consolidated EBITDA of the Issuer for the most recently ended Test Period on or prior to such date. In the event that the Issuer or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the applicable Test Period and on or prior to the Calculation Date, then the Secured Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness and the use of the proceeds therefrom as if the same had occurred at the beginning of such Test Period.

In addition, for purposes of calculating the Secured Leverage Ratio:

(1) acquisitions, dispositions, mergers, consolidations, Investments, business restructurings, operational changes and any financing transactions relating to any of the foregoing (including repayment of Indebtedness) that have been made by the Issuer or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), during the Test Period or subsequent to such Test Period and on or prior to the Calculation Date, will be given pro forma effect (including any Consolidated EBITDA and any “run rate” cost savings, expense and cost reductions and other operating improvements or synergies that have occurred or are projected by the Issuer in good-faith to result from actions taken or to be taken prior to or within 18 months after consummation of the applicable action or transaction giving rise thereto, regardless of whether those expense and cost reductions or other operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto) as if they had occurred on the first day of the Test Period; provided that, in the case of such expense and cost reductions or other operating improvements, such adjustments are set forth in an Officer’s Certificate signed by the chief financial officer or similar officer of the Issuer that states (i) the amount of such adjustments and (ii) that such adjustments are based on the reasonable good faith belief of the officer executing such Officer’s Certificate at the time of such execution and the factual basis on which such good faith belief is based; if since the beginning of such Test Period any Person that subsequently becomes a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary thereof since the beginning of such Test Period shall have made any relevant transaction that would have required adjustment pursuant to this definition, then the Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such Test Period as if such relevant transaction had occurred at the beginning of the applicable Test Period and Consolidated EBITDA for such Test Period shall be calculated on a pro forma basis; and

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust, deeds to secure debt and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral in favor of the Notes Collateral Agent for the benefit of the Securityholder Secured Parties.

“Securityholder Secured Parties” means the Trustee, the Notes Collateral Agent, each Holder of Securities and each holder of, or obligee in respect of, any obligations in respect of the Securities outstanding at such time.

“Senior Debt” means:

(1) all Indebtedness of the Issuer or any of its Restricted Subsidiaries outstanding under the Bank Credit Agreement and all obligations under Hedging Contracts with respect thereto;

(2) [reserved];

(3) any other Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include: (a) any intercompany Indebtedness of the Issuer or any of its Restricted Subsidiaries to the Issuer or any of its Affiliates; or (b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Issuer or any of its Restricted Subsidiaries.

“Series B Preferred Stock” means the Issuer’s 12% cumulative convertible preferred stock, $100 par value and a liquidation preference of $100 per share on 20,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Issuer’s Common Stock.

“Series D Preferred Stock” means the Issuer’s 6% cumulative convertible preferred stock, no par value and a liquidation preference of $1.00 per share on 1,000,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Issuer’s Common Stock.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Specified Preferred Dividend” means, collectively, one or more payments of dividends in respect of the Series B Preferred Stock and the Series D Preferred Stock, in each case outstanding on the Issue Date, in an aggregate amount not to exceed $2.0 million.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Equivalent” means all securities convertible into or exchangeable for Capital Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Capital Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Test Period” in effect at any time means the Issuer’s most recently ended four fiscal quarters for which internal financial statements are available (as determined in good faith by the Issuer).

“Syngas Stream” means the gas that is produced in the gasifier and delivered to any unit for treatment and purification of the CO2 Stream.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 15, 2024; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Issuer shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Issuer will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officer’s Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means Wilmington Trust, National Association, in its capacity as Trustee under this Indenture, together with its successor or successors in such capacity.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors of the Issuer as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) except to the extent permitted by subclause (2)(b) of the definition of “Permitted Business Investments,” has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding would be permitted under Section 4.11 hereof after giving effect to the exceptions thereto;

(3) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results except to the extent permitted under Section 4.07 or Section 4.09 hereof; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation or would be permitted under Section 4.07 hereof.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate amount of such Indebtedness.

Section 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“After-Acquired Collateral”	10.09
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.13
“Change of Control Payment”	4.13
“Change of Control Settlement Date”	4.13
“Covenant Defeasance”	8.03
“DTC”	2.03
“Eliminated Covenants”	4.16
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incremental Funds”	4.07
“incur”	4.09
“Legal Defeasance”	8.02

Term	Defined in Section
“Mortgage”	10.10
“Mortgaged Property”	10.10
“Mortgage Policy”	10.10
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Principal Property Sale”	4.10
“Registrar”	2.03
“Restricted Payments”	4.07

Section 1.03. Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive and “including” is not limiting;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8) any reference to an “Article,” “ Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(9) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(10) the phrase “in writing” as used herein shall be deemed to include PDF attachments and other electronic means of transmission, unless otherwise indicated.

ARTICLE II.

THE NOTES

Section 2.01. Form and Dating. Additional provisions relating to the Notes are set forth in the Transfer and Exchange Appendix attached hereto (“Appendix 1”) which is hereby incorporated in, and expressly made part of, this Indenture. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to Appendix 1 which is hereby incorporated in, and expressly made a part of, this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer).

Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Appendix 1 are part of the terms of this Indenture.

Section 2.02. Execution and Authentication. At least one Officer shall sign the Notes for the Issuer by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $500,000,000 of 6.250% Senior Secured Notes Due 2028 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Issuer signed by two Officers or by an Officer and either an assistant Treasurer or an assistant Secretary of the Issuer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of an issuance of Additional Notes pursuant to Section 2.13 after the Issue Date, shall certify that such issuance is in compliance with Section 4.09 and Section 4.12.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices.

Section 2.03. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Issuer or any Wholly Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.

Section 2.04. Paying Agent to Hold Money in Trust. Prior to each due date of the principal and interest on any Notes, the Issuer shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Issuer shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Securities and shall notify the Trustee of any default by the Issuer in making any such payment. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.05. Noteholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06. Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer. When a Note is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. When Notes are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, applicable state securities laws, ERISA (or, in the case of a governmental plan or a church plan (as described in ERISA Sections 3(32) and 3(33), respectively) any substantially similar federal, state or local law), the Code or the Investment Company Act

Section 2.07. Replacement of Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of this Section are met, neither the Issuer nor the Trustee have notice that the Note has been acquired by a bona fide purchaser and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond or other security sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional Obligation of the Issuer.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Temporary Notes. Until definitive Securities are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Securities but may have variations that the Issuer considers appropriate for temporary Securities. Without unreasonable delay, the Issuer shall prepare and the Trustee shall, upon receipt of a written order of the Issuer signed by two Officers or by an Officer and either an assistant Treasurer or an assistant Secretary of the Issuer, authenticate definitive Notes and deliver them in exchange for temporary Notes.

Section 2.10. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of cancelled Notes shall be delivered to the Issuer upon written request. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.11. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Issuer may pay the defaulted interest to the persons who are Noteholders on a subsequent special record date. The Issuer shall fix or cause to be fixed any such special record date and payment date in a manner not deemed impractical for the Trustee and shall promptly mail to each Holder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.01(1) shall be paid to Holders as of the Record Date for the Interest Payment Date for which interest has not been paid.

Section 2.12. CUSIP Numbers, ISINs, Etc. The Issuer in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Notes.

Section 2.13. Issuance of Additional Notes. After the Issue Date, the Issuer shall be entitled, subject to its compliance with Section 4.09 and Section 4.12, to issue Additional Notes under this Indenture, which Notes shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Notes are not fungible with the Notes for U.S. Federal income tax purposes, such nonfungible Additional Notes, if they are Global Notes, shall be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Notes.

With respect to any Additional Notes, the Issuer shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.09 and Section 4.12 that the Issuer is relying on to issue such Additional Notes; and

(2) the issue price, the issue date and the CUSIP number of such Additional Notes.

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days prior to the date that a notice of redemption is delivered to Holders (or such shorter period as may be acceptable to the Trustee), an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price (if then determined and otherwise the method of determination).

Section 3.02. Selection of Notes to be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption on a pro rata basis, except that any Notes represented by a Note in global form pursuant to Article 2 hereof will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection and, in all cases, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (so long as the Trustee has actual knowledge of such listing).

The Trustee will promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03. Notice of Redemption. Subject to the provisions of Section 3.09 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer will send electronically, mail or cause to be mailed, by first class mail, or as otherwise provided in accordance with the procedures of DTC, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price (if then determined and otherwise the method of determination);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes or portions thereof called for redemption ceases to accrue on and after the redemption date, subject to any condition precedent set forth in the notice;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes;

(9) any conditions precedent to which the redemption or notice is subject; and

(10) any applicable CUSIP or ISIN number.

At the Issuer’s request, the Trustee will give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Officer’s Certificate delivered to the Trustee pursuant to Section 3.01 hereof requests that the Trustee give such notice and is accompanied by a copy of the notice of redemption that sets forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived.

Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Issuer’s discretion, be given prior to a transaction or event and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The notice of redemption, if sent or mailed in the manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05. Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on any redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest, if any, on all Notes to be redeemed or purchased. In addition, any investment income, if any, earned on funds held by the Trustee or the Paying Agent shall be remitted to the Issuer.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered. No Note in denominations of $2,000 or less shall be redeemed in part.

Section 3.07. Optional Redemption. (a) At any time prior to October 15, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes), upon not less than 10 nor more than 60 days’ notice (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), at a redemption price equal to 106.250% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 60% of the aggregate principal amount of the Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2) the redemption occurs within 150 days of the date of the closing of each such Equity Offering.

(b) Prior to October 15, 2024, the Issuer may on any one or more occasions redeem all or part of the Notes, upon not less than 10 nor more than 60 days’ notice (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), at a redemption price equal to the sum of

(1) the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to October 15, 2024.

(d) On and after October 15, 2024, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice (except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on October 15 of the years indicated below:

Year	Percentage
2024	103.125%
2025	101.563%
2026 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08. Mandatory Redemption. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09. Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.10 hereof, the Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of Other Pari Passu Lien Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Other Pari Passu Lien Obligations (on a pro rata basis based on the principal amount of Notes and such other Other Pari Passu Lien Obligations surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Issuer will send electronically, or mail or cause to be mailed, by first class mail or as otherwise provided in accordance with the procedures of DTC, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest on and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $2,000 or an integral multiple of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, electronic image scan, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other Other Pari Passu Lien Obligations surrendered by Holders thereof exceeds the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer, the Trustee will select the Notes and the trustee or agent for such other Other Pari Passu Lien Obligations will select the Other Pari Passu Lien Obligations to be purchased on a pro rata basis (except that any Notes represented by a Global Note shall be selected by such method as DTC or its nominee or successor may require, or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) based on the principal amount of Notes and such other Other Pari Passu Lien Obligations surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Notes or portions thereof tendered pursuant to the Asset Sale Offer, and required to be purchased pursuant to this Section 3.09 and Section 4.10 hereof, or if Notes in an aggregate principal amount less than the Offer Amount allocated to the purchase of Notes in the Asset Sale Offer have been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.09. The Issuer, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon written request from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, provided that such Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV.

COVENANTS

Section 4.01. Payment of Notes. The Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary of the Issuer, holds as of 10:00 a.m. New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02. Maintenance of Office or Agency. (a) The Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuer of the obligation to maintain an office or agency for such purposes. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof: provided that, the Corporate Trust Office of the Trustee shall not be an office or agency of the Issuer for purposes of service of legal process on the Issuer.

Section 4.03. Reports. Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the Commission, subject to the next sentence, and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filing of such reports. If, at any time, the Issuer is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuer shall nevertheless continue filing the reports specified in the preceding sentence with the Commission within the time periods required unless the Commission will not accept such a filing. The Issuer agrees that it shall not take any action for the purpose of causing the Commission not to accept such filings. If, notwithstanding the foregoing, the Commission will not accept such filings for any reason, the Issuer shall post the reports specified in the preceding sentence on its website within the time periods that would apply if the Issuer were required to file those reports with the Commission. To the extent any such report or information is not so filed or provided, as applicable, within the time periods specified and such information is subsequently filed or provided, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article 6 if Holders of at least 25% in principal amount of the then total outstanding Securities have declared the principal, premium, if any, and interest on the Securities to be due and payable and such declaration shall not have been rescinded or canceled prior to such cure. The Trustee shall have no duty to monitor the filings of the Issuer of such reports with the Commission or the posting of such reports on its website.

At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

In addition, for so long as any Securities remain outstanding, the Issuer shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Trustee shall have no duty to review or analyze reports delivered to it. Delivery of reports, information and documents such as the above to the Trustee is for informational purposes only, and the Trustee’s receipt of any such reports, information or documents shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from the information contained therein, including the Issuer’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee will have no responsibility whatsoever to determine whether or not any such financial statements, auditors’ reports and other information, documents or reports have been posted on the Issuer’s website, on any online data system or filed with the Commission. The Trustee shall have no duty to review or analyze reports delivered to it. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with the Commission or EDGAR or any website under the indenture, or participate in any conference calls.

Section 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee and the Notes Collateral Agent, within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2021, an Officer’s Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Issuer have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or propose to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Issuer will deliver to the Trustee and the Notes Collateral Agent, within 30 days of any Officer of the Issuer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default, its status and what actions the Issuer is taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

Section 4.05. Taxes. The Issuer will pay or discharge, and will cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate negotiations or proceedings or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.

Section 4.06. Stay, Extension and Usury Laws. Each of the Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. Restricted Payments. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or payable to the Issuer or a Restricted Subsidiary of the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer, any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (other than in exchange for Equity Interests of the Issuer (other than Disqualified Stock)) held by Persons other than the Issuer or any Restricted Subsidiary of the Issuer;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is contractually subordinated to the Notes or the Note Guarantees (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except, in each case, a payment of (a) interest or principal at the Stated Maturity thereof (or the satisfaction of a sinking fund obligation) or (b) principal and accrued interest, due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment:

(a) no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) other than with respect to Restricted Investments, the Fixed Charge Coverage Ratio for the Issuer’s most recently ended Test Period prior to the making of such Restricted Payment is not less than 2.00 to 1.00; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (1) through (17) of Section 4.07(b) hereof) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of (such sum, the “Cumulative Credit”):

(i) 50% of the cumulative Consolidated Net Income (or, if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer beginning with the first full fiscal quarter in which the Issue Date occurs (treating such period as a single accounting period) to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment; plus

(ii) 100% of the aggregate net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Qualified Capital Stock of the Issuer or cash contributed to the capital of the Issuer (in each case other than proceeds of sales of Qualified Capital Stock to, or contributions received from, any Restricted Subsidiaries of the Issuer) to the extent such net cash proceeds or cash do not constitute Excluded Contributions; plus

(iii) the amount by which the principal amount of Indebtedness of the Issuer or any Restricted Subsidiary (other than Indebtedness owing to the Issuer or any Restricted Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Issuer or any Restricted Subsidiary for Qualified Capital Stock of the Issuer (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Issuer upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the aggregate net cash proceeds received by the Issuer or any Restricted Subsidiary from the initial issuance, incurrence or sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Issuer or to an employee stock ownership plan or a trust established by the Issuer or any of its Subsidiaries for the benefit of their employees); plus

(iv) without duplication, the sum of:

(1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Issuer);

(3) the aggregate amount of dividends or other distributions or payments received in cash from any Unrestricted Subsidiary; and

(4) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary; plus

(v) the greater of $50.0 million and 5.0% of the Issuer’s Consolidated Total Assets.

(b) The restrictions in Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of its declaration or the giving of a redemption notice related thereto, as the case may be, if at the date of declaration or notice the payment would have complied with the provisions of this Indenture;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness of the Issuer or any Guarantor or of any Equity Interests of the Issuer or any of its Restricted Subsidiaries, the acquisition of any Restricted Investment or the making of any other Restricted Payment, in each such case in exchange for, or out of the net cash proceeds of the substantially concurrent (i) contribution (other than from a Restricted Subsidiary of the Issuer) to the equity capital of the Issuer or (ii) issuance or sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, with a contribution or sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment occurs not more than 120 days after such contribution or sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value or other Restricted Payment will be excluded (or deducted, if included) from the calculation of Cumulative Credit;

(3) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness of the Issuer or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Issuer or a Restricted Subsidiary;

(5) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer (or any direct or indirect parent of the Issuer) held by any current, future or former director, officer, consultant or employee of the Issuer, any Restricted Subsidiary of the Issuer, or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer, or their estates or the beneficiaries of such estates (including the payment of dividends and distributions to enable the Issuer or any other direct or indirect parent of the Issuer to repurchase Equity Interests owned by its directors, officers, consultants and employees), provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with unused amounts in any calendar year to be carried forward to successive calendar years and added to such amount); provided, further, that such amounts will be increased by the cash proceeds of key man life insurance policies received by the Issuer, its Restricted Subsidiaries or any other direct or indirect parent of the Issuer and contributed to the Issuer after the Issue Date, provided, further, that the amount of any such cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded (or deducted, if included) from the calculation of Cumulative Credit;

(6) the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of stock or unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock or unit options, warrants, incentives or rights to acquire Equity Interests;

(7) any purchase, redemption, retirement, defeasance or other acquisition for value of any subordinated Indebtedness (i) at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness plus accrued and unpaid interest in accordance with provisions similar to Section 4.13 hereof and (ii) at a purchase price not greater than 100% of the principal amount thereof plus accrued and unpaid interest in accordance with provisions similar to Section 4.10 hereof; provided that, prior to or simultaneously with such purchase, redemption, retirement, defeasance or other acquisition, the Issuer shall have complied with Section 4.10 and Section 4.13 hereof, as the case may be, and repurchased all Notes validly tendered for payment and not withdrawn in connection with the Change of Control Offer or Asset Sale Offer, as the case may be;

(8) payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Article 5 hereof;

(9) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer or any direct or indirect parent of the Issuer (and payment of dividends to any direct or indirect parent of the Issuer for such purpose); and the declaration and payment of dividends or distributions by the Issuer or any Restricted Subsidiary to, or the making of loans to, the owners of the Issuer in amounts sufficient for the direct or indirect parents to pay, in each case, without duplication:

(a) (1) franchise and excise taxes and other fees, taxes and expenses, in each case, to the extent required to maintain such direct or indirect parents’ existence to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and (2) federal, foreign, state and local income taxes that would be payable by such direct or indirect parents on the income of the Issuer and its Subsidiaries without taking into account any other tax liabilities or tax assets, including net operating losses, of such direct or indirect parents; provided, that in each case, the amount of such payments or loans in any fiscal year does not exceed the amount that the Issuer and its Subsidiaries would be required to pay in respect of federal, foreign, state and local income taxes for such fiscal year were the Issuer and its Subsidiaries members of an affiliated, consolidated, combined, unitary or similar group of which the Issuer was the common parent;

(b) (1) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries and (2) any reasonable and customary indemnification claims made by directors or officers of the Issuer and

(c) general corporate administrative, operating and overhead costs and expenses of any direct or indirect parent of the Issuer to the extent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(10) any payments in connection with a consolidation, merger or transfer of assets that is not prohibited by this Indenture not to exceed $5.0 million in the aggregate after the Issue Date;

(11) so long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby, the declaration and payment of dividends on Disqualified Stock issued pursuant to Section 4.09 hereof;

(12) [reserved];

(13) Restricted Payments in an aggregate amount not to exceed the amount of all Excluded Contributions;

(14) (i) the declaration and payments of dividends on (a) shares of Series B Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 12% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend, and (b) shares of Series D Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 6% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend, in an aggregate amount not to exceed $300,000 in any calendar year (with unused amounts in any calendar year being carried over to the next two immediate succeeding calendar years subject to a maximum of $900,000 in any calendar year); provided, that at the time of declaration and the payment of such dividend, no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the Specified Preferred Dividend;

(15) the declaration and payment of dividends on the Capital Stock of the Issuer pursuant to a publicly announced regular dividend policy of the Issuer in an amount not to exceed in any fiscal quarter the greater of (a) $3.0 million and (b) so long as the Issuer’s Capital Stock is traded on a nationally recognized stock exchange, 1.25% of the Issuer’s Market Capitalization (determined at the time of declaration thereof);

(16) so long as no Event of Default shall have occurred and be continuing, the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the incurrence of any Indebtedness permitted to be incurred pursuant to the covenant described under “Incurrence of Indebtedness and Issuance of Disqualified Stock” to finance such payment), the Issuer’s Secured Leverage Ratio would not exceed 4.15 to 1.00; and

(17) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (17) not to exceed the greater of (x) $45.0 million and (y) 4.50% of the Issuer’s Consolidated Total Assets (measured at the time of payment).

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment or the Restricted Investment proposed to be made or the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this covenant will be determined in the manner specified in the definition of that term. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment (or payment or other transaction that, except for being a Permitted Investment, would constitute a Restricted Payment) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (17) of Section 4.07(b) hereof, or is permitted pursuant to Section 4.07(a) hereof or is a Permitted Investment, the Issuer will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or other such transaction (or portion thereof) on the date made or later reclassify such Restricted Payment or other such transaction (or portion thereof) in any manner that complies with this Section 4.07, in each case, in accordance with the provision set forth in Section 4.17 hereof. For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or a Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements or the Indebtedness to which they relate; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the Issue Date, as determined in good faith by an authorized officer of the Issuer;

(2) this Indenture, the Notes (and any Additional Notes), the Note Guarantees, the Security Documents, the Intercreditor Agreements, the Bank Credit Agreement and the Bank Credit Documents;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) agreements governing other Indebtedness permitted to be incurred under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees, as determined in good faith by an authorized officer of the Issuer;

(5) any agreement or instrument governing Indebtedness or Equity Interests or any other agreement of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or such agreement entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred; and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument or agreement or any related Indebtedness, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in this Indenture or those agreements in effect at the time acquired, as determined in good faith by an authorized officer of the Issuer;

(6) customary provisions in storage agreements, transportation agreements or purchase and sale or exchange agreements, joint venture agreements or similar operating agreements or in licenses, easements, servitudes, rights of way or leases or other agreements, in each case, entered into in the ordinary course of business;

(7) Finance Lease Obligations, operating leases, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of Section 4.08(a) hereof;

(8) any agreement for the sale or other disposition of some or all of the Capital Stock of, or any property and assets of, a Restricted Subsidiary of the Issuer that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined in good faith by an authorized officer of the Issuer;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof or agreements governing such Liens or the Indebtedness secured thereby that limit the right of the debtor to dispose of or otherwise transfer the assets subject to such Liens;

(11) any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction was in effect as of the date of the acquisition and relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary thereof in any manner material to the Issuer or any Restricted Subsidiary thereof, as determined in good faith by an authorized officer of the Issuer;

(14) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, shareholders’ agreements, partnership agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Board of Directors of the Issuer or in the ordinary course of business, which limitation is applicable only to the assets or property that is the subject of such agreements;

(15) provisions restricting subletting or assignment of any lease governing a leasehold interest of the Issuer or any Restricted Subsidiary, or restrictions in licenses (including licenses of intellectual property) relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property; provided that such encumbrances or restrictions do not materially affect the ability of the Issuer to make principal or interest payments on the Notes when due as required by the terms of this Indenture, as determined in good faith by an authorized officer of the Issuer;

(16) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such instrument or agreement or any related Indebtedness, if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) any such encumbrance or restriction (i) is not materially more restrictive, taken as a whole, than those contained in this Indenture or those agreements in effect at the time incurred or (ii) does not materially affect the Issuer’s ability to make principal or interest payments on the Notes when due as required by the terms of this Indenture, in each case, as determined in good faith by an authorized officer of the Issuer; and

(17) any Permitted Investment under clauses (6), (7), (8) and (10) of the definition thereof.

For purposes of determining compliance with this Section 4.08, (1) the priority of any preferred stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.09. Incurrence of Indebtedness and Issuance of Disqualified Stock. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), the Issuer will not issue any Disqualified Stock, and the Issuer will not permit any of its Restricted Subsidiaries (other than a Guarantor) to issue any Disqualified Stock; provided, however, that the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if, for the most recently ended Test Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, the Fixed Charge Coverage Ratio would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such Test Period.

(b) The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or the issuance of any Disqualified Stock described below:

(1) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness (including guarantees and letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Subsidiaries thereunder) and then outstanding at any one time does not exceed the greater of (a) $100.0 million and (b) the sum of (x) 85.0% of the book value of the receivables of the Issuer and its Restricted Subsidiaries plus (y) 65.0% of the book value of inventory of the Issuer and its Restricted Subsidiaries;

(2) the incurrence by the Issuer and the Guarantors of Indebtedness represented by the Initial Notes and the related Note Guarantees;

(3) the incurrence by the Issuer or its Restricted Subsidiaries of the Existing Indebtedness other than Indebtedness described in clauses (1) and (2) of this Section 4.09(b);

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness (including Indebtedness represented by Finance Lease Obligations, Attributable Debt, mortgage financings or purchase money obligations) or the issuance by the Issuer or any of its Restricted Subsidiaries of Disqualified Stock, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, repair or improvement of property (real or personal), plant or equipment or other assets used in the business of the Issuer or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $45.0 million and (b) 4.5% of the Issuer’s Consolidated Total Assets determined at the time of such incurrence;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by this Indenture to be incurred (or Disqualified Stock permitted to be issued) under Section 4.09(a) hereof or clauses (2), (3), (4), (12), (13), (18) or (23) of this Section 4.09(b) or this subclause 4.09(b)(5);

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Issuer is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Guarantor is the obligor on such Indebtedness and neither the Issuer nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Note Guarantee of such Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Issuer nor a Restricted Subsidiary of the Issuer will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this subclause 4.09(b)(6);

(7) the incurrence by the Issuer or any of its Restricted Subsidiaries of obligations under Hedging Contracts in the ordinary course of business and not for speculative purposes, including any obligations with respect to letters of credit issued in connection therewith;

(8) the guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.09;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of obligations relating to net Hydrocarbon balancing positions arising in the ordinary course of business;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Issuer and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Issuer or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of any Disqualified Stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(B) any sale or other transfer of any such Disqualified Stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, shall be deemed, in each case, to constitute an issuance of such Disqualified Stock by such Restricted Subsidiary that was not permitted by this subclause 4.09(b)(11);

(12) the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of (a) Indebtedness or Disqualified Stock of the Issuer or a Restricted Subsidiary incurred to finance an acquisition and (b) Acquired Debt incurred by the Issuer or a Restricted Subsidiary, provided that, after giving effect to the related merger or acquisition transaction, on a pro forma basis, either (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (ii) the Fixed Charge Coverage Ratio for the Issuer would not be less than immediately prior to such transactions;

(13) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Issuer or any of its Restricted Subsidiaries of Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness, including all Permitted Refinancing Indebtedness incurred pursuant to subclause (5) of this Section 4.09(b) to extend, refinance, renew, replace, defease or refund any Indebtedness incurred or Disqualified Stock issued under this clause (13), does not exceed the greater of $60.0 million and 5.5% of the Issuer’s Consolidated Total Assets;

(14) Indebtedness incurred by the Issuer or any Restricted Subsidiary of the Issuer to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes in accordance with this Indenture;

(15) Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(16) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(17) Note Guarantees (a) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (b) otherwise constituting Investments not prohibited under this Indenture,

(18) Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of the Issuer, the Issuer, any other direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Equity Interests permitted by Section 4.07(b)(5) hereof, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred pursuant to subclause (5) of this Section 4.09(b) to extend, refinance, renew, replace, defease or refund any Indebtedness incurred under this clause (18), not to exceed the amount of Equity Interests permitted to be purchased, redeemed, acquired or retired pursuant to Section 4.07(b)(5) hereof;

(19) Indebtedness incurred in connection with any Sale and Leaseback Transaction not relating to the Principal Properties and any refinancing, refunding, renewal or extension of any such Indebtedness, provided that, except to the extent otherwise permitted hereunder, the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and the direct and contingent obligors with respect to such Indebtedness are not changed;

(20) Indebtedness in respect of overdraft facilities, employee credit card programs and other cash management arrangements in the ordinary course of business;

(21) Indebtedness representing deferred compensation to employees of the Issuer (or any direct or indirect parent of the Issuer) and its Restricted Subsidiaries incurred in the ordinary course of business;

(22) Indebtedness in respect of Treasury Management Arrangements; and

(23) Contribution Indebtedness.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) of this Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer will be permitted to divide and classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock in any manner that complies with this Section 4.09 (including in part pursuant to one or more clauses and/or in part pursuant to Section 4.09(a) hereof), in each case in accordance with the provisions set forth in Section 4.17. Any Indebtedness under the Bank Credit Agreement on the Issue Date shall be considered incurred under Section 4.09(b)(1) hereof and may not be later classified or reclassified pursuant to Section 4.09(a) hereof.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09, provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued to the extent required by the definition of that term. Further, the accounting reclassification of any obligation of the Issuer or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this Section 4.09.

For purposes of determining any particular amount of Indebtedness, any Note Guarantees, Liens or obligations with respect to letters of credit, in each case, supporting Indebtedness otherwise included in the determination of such particular amount, will not be included. In addition, notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10. Asset Sales. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer (or a Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by the Issuer and its Restricted Subsidiaries in the Asset Sale is in the form of cash, Cash Equivalents or Replacement Assets or any combination of the foregoing, and, if the Asset Sale is a Sale of Collateral, such Replacement Assets must constitute Collateral. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Issuer’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or as would be shown on such balance sheet or footnotes if such liability was incurred subsequent to the date of such balance sheet), of the Issuer or such Subsidiary (other than contingent liabilities and liabilities that are by their terms contractually subordinated in right of payment to the Notes or any Note Guarantee) that are assumed or forgiven by the transferee of any such assets pursuant to an agreement that releases the Issuer or such Subsidiary from further liability, or that are otherwise released or assumed;

(b) any securities, notes or other obligations received by the Issuer or any Restricted Subsidiary from such transferee that are, within 210 days after the Asset Sale, converted by the Issuer or such Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(c) any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.10(a)(2)(c) that is at the time outstanding, not to exceed the greater of (x) $30.0 million and (y) 3.0% of the Issuer’s Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale other than a Sale of Collateral, the Issuer or any Restricted Subsidiary may apply such Net Proceeds at its option to any combination of the following:

(1) to repay, redeem, repurchase or otherwise retire any Senior Debt of the Issuer or any of its Subsidiaries, including the Notes;

(2) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such Person is or becomes a Restricted Subsidiary of the Issuer;

(3) to acquire any Capital Stock of a Person operating a Permitted Business, if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Restricted Subsidiary of the Issuer;

(4) to make capital expenditures in respect of the Issuer’s or its Restricted Subsidiaries’ Permitted Business or make an Investment in Replacement Assets; or

(5) to acquire other assets that are used or useful in a Permitted Business or make an Investment in assets that will be used or useful in the Issuer’s business.

The requirement of clause (2), (3), (4) or (5) of this Section 4.10(b) shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, purchase, Investment or expenditure referred to therein is entered into by the Issuer (or any Restricted Subsidiary) within the time period specified in this Section 4.10(b) and such Net Proceeds are subsequently applied in accordance with such contract within 365 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Issuer or any Restricted Subsidiary may utilize such Net Proceeds in any manner that is not prohibited by this Indenture.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, the Issuer (or the Restricted Subsidiary that owned those assets, as the case may be) shall apply those Net Proceeds at its option to any combination of the following:

(1) to repay, redeem, repurchase or otherwise retire any (i) Bank Debt to the extent such Net Proceeds are from an Asset Sale of ABL Priority Collateral, (ii) Other Pari Passu Lien Obligations or (iii) the Notes;

(2) to repay any Indebtedness secured by a Permitted Lien on any Collateral that was sold in such Asset Sale;

(3) to make an Investment in other assets or property that would constitute Collateral;

(4) to acquire all or substantially all of the properties or assets of a Person primarily engaged in a Permitted Business if, after giving effect to such acquisition, such properties or assets would constitute Collateral;

(5) to acquire any Capital Stock of a Person operating a Permitted Business if, after giving effect to such acquisition, such Person operating a Permitted Business is or becomes a Guarantor or is merged into or consolidated with the Issuer or another Guarantor and all such Capital Stock would be pledged as Collateral to the extent required under this Indenture;

(6) to make capital expenditures with respect to assets that constitute Collateral or make an Investment in Replacement Assets that constitute Collateral; or

(7) to acquire other long-term assets that constitute Collateral and that are used or useful in a Permitted Business.

The requirement of clauses (3) through and including (7) of this Section 4.10(c) hereof shall be deemed to be satisfied if a bona fide binding contract committing to make the acquisition, Investment or expenditure referred to therein is entered into by the Issuer (or any Restricted Subsidiary) within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any such Net Proceeds, the Issuer may use such Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) or Section 4.10(c) hereof will constitute “Excess Proceeds” (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes as described in subclause 4.10(b)(1) or subclause 4.10(c)(1) above shall be deemed to have been invested whether or not such offer is accepted).

(e) Within 10 business days after the aggregate amount of Excess Proceeds exceeds $30.0 million (or, at the Issuer’s option, on any earlier date or for any lesser amount), the Issuer will make an offer (the “Asset Sale Offer”) to all Holders of Notes and all holders of other Other Pari Passu Lien Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum principal amount of Notes and such other Other Pari Passu Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after the consummation of an Asset Sale Offer, the Issuer or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Other Pari Passu Lien Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the trustee or agent for such other Other Pari Passu Lien Obligations shall select such Other Pari Passu Lien Obligations to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection and, in all cases, in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed so long as the Trustee has actual knowledge of such listing) but with such adjustments as necessary so that no Notes or other Other Pari Passu Lien Obligations is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(f) Notwithstanding any other provisions of this section, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this section, and such amounts may be retained by the applicable Foreign Subsidiary; provided that the Issuer will agree to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation and if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition would result in material adverse tax consequences (which, for the avoidance of doubt, includes, but is not limited to, any material tax liability as a result of a deemed dividend pursuant to Section 956 of the Code or a withholding tax) to the Issuer, any of its Subsidiaries, or any parent entity or beneficial owner, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and an amount equal to such Net Proceeds will not be required to be applied in compliance with this section. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in the Indenture shall be construed to require any Subsidiary to repatriate cash.

(g) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations thereunder conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Issuer will comply with the applicable securities laws and regulations thereunder and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11. Transactions with Affiliates. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, loan, advance or guarantee with any Affiliate of the Issuer in an amount in excess of the greater of $15.0 million and 1.5% of the Issuer’s Consolidated Total Assets (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person or, if, as determined in good faith by an authorized officer of the Issuer, no comparable transaction is available with which to compare such Affiliate Transaction (or series of related Affiliate Transactions), such Affiliate Transaction (or series of related Affiliate Transactions) is otherwise fair to the Issuer or the relevant Restricted Subsidiary from a financial point of view; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of the greater of $50.0 million and 5.0% of the Issuer’s Consolidated Total Assets, the Issuer must obtain a resolution of the Board of Directors of the Issuer certifying that such Affiliate Transaction has been approved by either a majority of the disinterested members of the Board of Directors of the Issuer or the conflicts committee (or other committee serving a similar function) of the Board of Directors of the Issuer (so long as the members of the conflicts committee (or other such committee) approving the Affiliate Transaction are disinterested).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment, equity award, equity option or equity appreciation agreement or plan, or any consulting, service or termination agreement, or any customary indemnification arrangement or agreement, entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, and any payments or other awards made pursuant to any of the foregoing;

(2) transactions between or among any of the Issuer and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer solely because the Issuer owns, directly or indirectly, an Equity Interest in, or controls, such Person;

(4) contracts, instruments or other agreements or arrangements, and transactions effected in accordance therewith, in each case as such contracts, instruments or other agreements or arrangements are in effect on the Issue Date, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is not materially more disadvantageous to the Issuer and its Restricted Subsidiaries than the agreement so amended or replaced as determined by an authorized officer of the Issuer in good faith;

(5) customary compensation, indemnification and other benefits made available to current, former and future officers, directors, employees or consultants of the Issuer, a Restricted Subsidiary or Affiliate or any direct or indirect parent of the Issuer, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(6) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer and any agreement that provides customary registration rights to the equity holders of the Issuer or any direct or indirect parent of the Issuer and the performance of such agreements;

(7) Restricted Payments that are permitted by Section 4.07 hereof (including any payments that are excluded from the definition of Restricted Payment and Restricted Investment to the extent otherwise permitted by this Indenture) or Permitted Investments;

(8) [reserved];

(9) in the case of contracts for the purchase or sale of Hydrocarbons or activities or services reasonably related thereto, or other operational contracts, any such contracts that are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Issuer or any of its Restricted Subsidiaries with third parties or otherwise on terms not materially less favorable to the Issuer and its Restricted Subsidiaries taken as a whole than those that would be available in a transaction with an unrelated third party in the view of the Issuer, as determined in good faith by an authorized officer of the Issuer;

(10) any guarantee by any direct or indirect parent of the Issuer of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary (which Indebtedness or obligation is not prohibited by this Indenture);

(11) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of the Issuer’s Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(12) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services in the ordinary course of business on terms not materially less favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Issuer, as determined in good faith by an authorized officer of the Issuer;

(13) transactions or agreements in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an independent financial advisor, accounting firm or appraiser stating that such transaction or agreement (a) is fair to the Issuer or such Restricted Subsidiary from a financial point of view or (b) meets the requirements of Section 4.11(a)(1) hereof;

(14) any contribution to the common equity capital of the Issuer or any Restricted Subsidiary;

(15) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(16) (a) guarantees by the Issuer or any of its Restricted Subsidiaries of performance of obligations of the Issuer’s Unrestricted Subsidiaries or Joint Ventures in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) any transaction related to the Equity Interests of pledges by the Issuer or any Restricted Subsidiary of the Issuer of Equity Interests in Unrestricted Subsidiaries or Joint Ventures for the benefit of lenders or other creditors of the Issuer’s Unrestricted Subsidiaries or Joint Ventures as contemplated by clause (10) of the definition of “Permitted Liens” and any guarantee given solely to support such pledge, which guarantee is not recourse to the Issuer or any Restricted Subsidiary;

(17) payments by the Issuer (or any other direct or indirect parent of the Issuer) or any of its Restricted Subsidiaries pursuant to any tax sharing, allocation or similar agreement to the extent otherwise permitted by this Indenture;

(18) transactions permitted by, and complying with, the provisions of Section 5.01 hereof;

(19) [reserved];

(20) Loans or advances permitted pursuant to clause (9) of the definition of Permitted Investments;

(21) transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that a director of such other Person is also a director of the Issuer or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Issuer or such Restricted Subsidiary, as applicable, on any such transaction;

(22) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Issuer or a Subsidiary (provided such transaction is not entered into in contemplation of such event); and

(23) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Issuer and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Board of Directors of the Issuer.

Section 4.12. Liens. (a) The Issuer will not, and will not permit any of the Guarantors that is a Subsidiary of the Issuer to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness or Attributable Debt upon any of their property or assets, now owned or hereafter acquired.

(b) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock. Further, the accounting reclassification of any obligation of the Issuer or any of its Restricted Subsidiaries as Indebtedness will not be deemed to result in the creation, incurrence, assumption or effectiveness of a Lien for purposes of this Section 4.12.

Section 4.13. Offer to Repurchase Upon Change of Control. (a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in this Section 4.13. In the Change of Control Offer, the Issuer will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date.

(b) No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuer will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Section 4.13 and described in such notice.

(c) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations thereunder and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(d) On or before the Change of Control Settlement Date, the Issuer will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Issuer will:

(1) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(e) The Paying Agent will on the Change of Control Settlement Date mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and, upon receipt of written instruction from the Issuer, the Trustee will authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Settlement Date.

(f) The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

(g) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.13 applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) a notice of redemption has been given for all of the Notes pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price, (3) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”)

any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment (the “Alternate Offer Price”) and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer or (4) the Notes have been satisfied and discharged in accordance with Section 12.01 hereof.

(h) Notwithstanding anything to the contrary contained herein, a Change of Control Offer by the Issuer or a third party or Alternate Offer may be made in advance of a Change of Control, subject to one or more conditions precedent, including but not limited to the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

(i) In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Alternate Offer and the Issuer, or any third party making a Change of Control Offer or Alternate Offer in lieu of the Issuer as described in this Section 4.13, purchases all of the Notes validly tendered and not withdrawn, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and, accordingly, the Issuer or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice to the Holders (with a copy to the Trustee) (provided that such notice is given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer described in this Section 4.13) to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the applicable Change of Control Payment or Alternate Offer Price plus, to the extent not included in the Change of Control Payment or Alternate Offer Price, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Section 4.14. Future Guarantors. If, after the Issue Date, any wholly owned Restricted Subsidiary of the Issuer that is not already a Guarantor guarantees any Indebtedness of the Issuer or any Guarantor under a Credit Facility or any Domestic Subsidiary, if not then a Guarantor, incurs any Indebtedness under a Credit Facility, in each case, in excess of the De Minimis Note Guaranteed Amount, then in either case that Domestic Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the Trustee and the Notes Collateral Agent within 45 days of the date on which it guaranteed or incurred such Indebtedness, as the case may be. Notwithstanding the foregoing, any such Note Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged, as described in Article 11 hereof. Any Excluded Subsidiary need not become a Guarantor under this Indenture.

Section 4.15. Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors of the Issuer may designate any Restricted Subsidiary of the Issuer to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Issuer is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07(a) hereof or represent Permitted Investments under one or more clauses of the definition of Permitted Investments as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

(b) The Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Test Period, and (2) no Default or Event of Default would be in existence following such designation.

(c) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Issuer will be in default of such covenant.

Section 4.16. Covenant Suspension. If on any date following the Issue Date, (a) the Notes have an Investment Grade Rating from both Rating Agencies and and (b) no Default has occurred and is continuing hereunder, then, beginning on that day (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed under the following provisions of this Indenture (collectively, the “Suspended Covenants”):

•	Section 4.07 (“Restricted Payments”);

•	Section 4.08 (“Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”);

•	Section 4.09 (“Incurrence of Indebtedness and Issuance of Disqualified Stock”);

•	Section 4.10 (“Asset Sales”);

•	Section 4.11 (“Transactions with Affiliates”);

•	Section 4.15 (“Designation of Restricted and Unrestricted Subsidiaries”); and

•	Section 5.01(a)(4) (Clause (4) of paragraph (a) of “Merger, Consolidation or Sale of Assets”).

(a) If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period”. The Issuer will provide the Trustee with written notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof. The Trustee will have no duty to monitor or provide notice to the Holders of the Notes of any Covenant Suspension Event or Reversion Date. On each Reversion Date, all Indebtedness incurred or issued during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.09(a) hereof or one of the clauses set forth in Section 4.09(b) hereof (to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Sections 4.09(a) and 4.09(b) hereof, such Indebtedness will be deemed to have been Existing Indebtedness, so that it is classified as permitted under Section 4.09(b)(3) hereof.

(b) Calculations made after the Reversion Date of the amount available to be made as Restricted Payments pursuant to the covenant described under Section 4.07 hereof will be made as though the covenant described under Section 4.07 hereof had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(1) hereof. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with the covenant described under Section 4.07 hereof as if such covenant were in effect during such period. During the Suspension Period, any reference in the definition of “Unrestricted Subsidiary” to the covenant described under Section 4.09 hereof or any provision thereof shall be construed as if such covenant had remained in effect since the Issue Date and during the Suspension Period. In addition, for purposes of the covenant described under Section 4.11 hereof, all agreements and arrangements entered into by the Issuer or any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into pursuant to Section 4.11(b)(4) hereof, and for purposes of the covenant described under Section 4.08 hereof, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered into pursuant to Section 4.08(a)(1) hereof.

(c) No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

(d) For purposes of the covenant described under Section 4.13, on the Reversion Date, the unutilized Net Cash Proceeds amount will be reset to zero.

(e) We cannot assure you that the Notes will ever achieve or maintain Investment Grade Ratings..

(f) The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify holders if the Notes achieve an Investment Grade Rating or cease to have such Investment Grade Rating.

Section 4.17. Certain Compliance Determinations; Limited Condition Transactions.

(a) Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Issuer are available (as determined in good faith by the Issuer) on or prior to the relevant date of determination. Notwithstanding anything in the Indenture to the contrary, in the event any Lien, Indebtedness, Disqualified Stock, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in the Indenture (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under the Indenture (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Issuer shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under the Indenture and permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time). For the avoidance of doubt, the amount of any Lien, Indebtedness, Disqualified Stock, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Issuer at the time of such division, classification, re-division or re-classification, as applicable. If any Lien, Indebtedness, Disqualified Stock, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in the Indenture (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically, in each case, unless otherwise elected by the Issuer.

(b) For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated Total Assets or Consolidated EBITDA) and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with any financial ratio or test (including the Fixed Charge Coverage Ratio or the Secured Leverage Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(c) Notwithstanding anything in the Indenture to the contrary, in calculating any Non-Fixed Basket (a) any amounts incurred under any revolving facility, (b) any Indebtedness concurrently incurred to fund original issue discount or upfront fees and (c) any amounts incurred, or transactions entered into or consummated, in reliance on a Fixed Basket in a concurrent transaction, a single transaction or a series of related transactions with the amount incurred, or transaction entered into or consummated, under an applicable Non-Fixed Basket, in each case of the foregoing clauses (a), (b) and (c), shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred and any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this section. If any Lien, Indebtedness, Disqualified Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated Total Assets, and any Lien, Indebtedness, Disqualified Stock, Asset Sale, Investment, Restricted Payment, or other transaction, action, judgment or amount (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated Total Assets if calculated based on the Consolidated Total Assets on a later date (including the date of any refinancing or re-classification), such percentage of Consolidated Total Assets will be deemed not to be exceeded (so long as, in the case of refinancing any Indebtedness or Disqualified Stock (and any related Lien), the principal amount or the liquidation preference of such newly incurred or issued Indebtedness or Disqualified Stock does not exceed the maximum principal amount, liquidation preference or amount of Permitted Refinancing Indebtedness in respect of the Indebtedness or Disqualified Stock being refinanced, extended, replaced, refunded, renewed or defeased).

(d) Notwithstanding anything in the Indenture to the contrary, when (a) calculating any applicable Financial Incurrence Test, or availability under any Basket, in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto (including for all purposes under this section, the making of acquisitions and investments, the incurrence or issuance of Indebtedness or Disqualified Stock and the use of proceeds thereof, the incurrence of Liens, repayments of Indebtedness, the making of Restricted Payments and/or the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary), (b) determining (i) compliance with any provision of the Indenture which requires that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom, or (ii) the satisfaction of any other conditions, in each case under this clause (b), in connection with the incurrence of any Limited Condition Transaction, any Indebtedness or any other transaction in connection with a Limited Condition Transaction and any actions or transactions related thereto, in each case under the foregoing clauses (a) and (b), the date of determination of such Financial Incurrence Test, availability under any Basket or other provisions, determination of whether any Default or Event of Default (or any type of Default or Event of Default) (other than any Default or Event of Default specified in clause (1), (2), or (10) under Article VI hereof) has occurred, is continuing or would result therefrom, determination of the satisfaction of any other conditions shall, at the option of the Issuer (in its sole discretion) (the Issuer’s election to exercise such option, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b)(i) and (b)(ii) above), be deemed to be (I) any of the date the definitive agreements (or other relevant definitive documentation (including, at the Issuer’s option, any amendment entered into in connection therewith)) for such Limited Condition Transaction, Indebtedness or other transaction in connection with such Limited Condition Transaction or action or transaction related thereto, as applicable, are entered into (or, (A) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, the date on which notice with respect to such Limited Condition Transactions is sent, (B) in the case of any Restricted Payment, the date of declaration thereof) and (C) in the case of any other action or transaction, any similar event) or (II) the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto (provided that, notwithstanding the LCT Election made under the foregoing clauses (I) and (II), the Issuer may elect (in its sole discretion) to re-determine one or more of clauses (a), (b)(i) and (b)(ii) above at the time of funding of any of the applicable Indebtedness or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto, so long as any applicable determination of whether any Event of Default under Sections 6.01(1), 6.01(2) and 6.01(10) hereof is continuing shall also be made at such time) (such date in clause (I) or (II), the “LCT Test Date”) and, subject to the other provisions of this section, if, after giving pro forma effect to the Limited Condition Transaction, any Indebtedness or other transaction in connection therewith and any actions or transactions related thereto and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such Basket (and any related requirements and conditions), such Basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that (x) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine availability under Baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such Basket (provided that, if the Issuer elects to re-determine availability under an applicable Basket under this clause (x), to the extent otherwise required under the applicable Basket, the determination of whether any Event of Default under Sections 6.01(1), 6.01(2) and 6.01(10) shall be continuing shall also be made at such time), and (y) except as contemplated in the foregoing clause (x), compliance with such Baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction (as such date may be updated to reflect any amendment to the definitive transaction documents as set forth above), any Indebtedness or other transaction incurred in connection therewith and any actions or transactions related thereto

ARTICLE V.

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of Assets. (a) The Issuer may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person, unless:

(1) either: (a) the Issuer is the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state or territory of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes, this Indenture, and the Security Documents;

(3) immediately after such transaction, no Event of Default exists;

(4) either:

(a) the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Test Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; or

(b) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable Test Period, the Fixed Charge Coverage Ratio of the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Issuer immediately before such transactions; and

(5) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) and any related joinders or other agreements comply with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied, and, with respect to such opinion of counsel, that such supplemental indenture (if any) and related joinders are legal, valid and binding agreements, enforceable against such entity in accordance with its terms.

(b) Notwithstanding the restrictions described in Sections 5.01(a)(3) and 5.01(a)(4) hereof, any Restricted Subsidiary may consolidate with, merge into or dispose of all or part of its properties and assets to the Issuer.

(c) Notwithstanding the foregoing provisions, the Issuer is permitted to reorganize as any other form of entity, provided that:

(1) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(2) the entity so formed by or resulting from such reorganization assumes all the obligations of the Issuer under the Notes, this Indenture and the Security Documents pursuant to the terms of the Notes, this Indenture and the Security Documents;

(3) immediately after such reorganization no Default (other than a Reporting Default) or Event of Default exists; and

(4) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law), as determined in good faith by an authorized officer of the Issuer.

Section 5.02. Successor Corporation Substituted. Upon any consolidation or merger in which the Issuer is not the surviving entity, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein, and thereafter (except in the case of a lease of all or substantially all of the Issuer’s assets), the Issuer will be relieved of all obligations and covenants under this Indenture and the Notes.

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. Each of the following is an “Event of Default”:

(1) default for 30 consecutive days in the payment when due of interest on the Notes;

(2) default in payment when due of the principal of, or premium, if any, on the Notes;

(3) failure by the Issuer for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with the provisions of Sections 3.09, 4.10, 4.13 or 5.01 hereof;

(4) failure by the Issuer for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 hereof;

(5) failure by the Issuer for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of their other agreements in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary), other than, in each case, Indebtedness owing to the Issuer or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment of principal of, or interest or premium, if any, when due at the final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount in excess of the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets; provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7) failure by the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary to pay non-appealable final judgments aggregating in excess of the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(8) the occurrence of any of the following:

(a) except as permitted herein or by the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Issuer or any Subsidiary of the Issuer shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under this Section 6.01(a)(8)(a) if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets ceases to be an enforceable and perfected Lien, subject only to Permitted Liens; or

(b) except as permitted herein or by the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding of failure to comply with such requirement; provided that it will not be an Event of Default under this Section 6.01(a)(8)(b) if such condition results from the failure of the Notes Collateral Agent to maintain possession or control of any Collateral;

(9) except as permitted by this Indenture, any Note Guarantee ceases to be in full force and effect, is declared null and void in a judicial proceeding or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee in accordance with this Indenture;

(10) the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a custodian of it or for all or substantially all of its property;

(d) makes a general assignment for the benefit of its creditors; or

(e) generally is not paying its debts as they become due; or

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(a) is for relief against the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary;

(b) appoints a custodian of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary; or

(c) orders the liquidation of the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02. Acceleration. (a) In the case of an Event of Default arising from events specified in Sections 6.01(a)(10) or 6.01(a)(11) hereof, with respect to the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer (with a copy to the Trustee and the Notes Collateral Agent, if given by the Holders) specifying the Event of Default. Upon any such declaration, the Notes shall become due and payable immediately.

(b) Holders of the Notes may not enforce this Indenture or the Notes except as provided herein. The Trustee may withhold notice of any continuing Default or Event of Default from Holders of the Notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. In addition, the Trustee shall have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interest of the Holders of the Notes; provided, however, that the Trustee shall not have an affirmative obligation to determine whether such acceleration is in the interests of the Holders of the Notes.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee (with a copy to the Notes Collateral Agent) may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the Notes (including in connection with an Asset Sale Offer or Change of Control Offer); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee (with a copy to the Notes Collateral Agent) may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium or interest, if any, on the Notes that has become due solely because of the acceleration) have been cured or waived. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05. Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct in writing the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06. Limitation on Suits. Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07. Rights of Holders of Notes to Receive Payment. Subject to the following paragraph, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest, if any, on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Notwithstanding the foregoing, no amendment to, or deletion or waiver of any of, the covenants described in Articles 4 or 5 or any action taken by the Issuer or Guarantors not prohibited hereunder (other than with respect to actions set forth in the penultimate paragraph of Section 9.02) shall be deemed to impair or affect any rights of any Holder to receive payment of principal of, or premium, if any, or interest on, the Notes.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium on, if any, and interest, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Priorities. Subject to the provisions contained in the Security Documents and the Intercreditor Agreements, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee and the Notes Collateral Agent, their agents and attorneys for amounts due under the Notes Documents, including Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Notes Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE VII.

TRUSTEE AND NOTES COLLATERAL AGENT

Section 7.01. Duties of Trustee and Notes Collateral Agent. (a) If an Event of Default has occurred and is continuing and a Responsible Officer of the Trustee has actual knowledge of such Event of Default, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) With respect to the Trustee, except during the continuance of an Event of Default, and at all times with respect to the Notes Collateral Agent:

(1) the duties of the Trustee and the Notes Collateral Agent will be determined solely by the express provisions of this Indenture and the Trustee and the Notes Collateral Agent need perform only those duties that are specifically set forth in this Indenture and the Security Documents to which they are a party and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Notes Collateral Agent; and

(2) in the absence of bad faith on its part, each of the Trustee and the Notes Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and/or the Notes Collateral Agent and conforming to the requirements of this Indenture and the Security Documents. However, the Trustee or the Notes Collateral Agent, as applicable, will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Security Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee shall not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Liabilities of the Notes Collateral Agent shall be limited as provided in this Indenture.

(e) Whether or not therein expressly so provided, every provision of this Indenture, the Intercreditor Agreements and the Security Documents, as applicable, that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (d) and (f) of this Section 7.01 and Section 7.02. Whether or not expressly so provided, every provision of this Indenture, the Intercreditor Agreements and the Security Documents, as applicable, that in any way relates to the Notes Collateral Agent is subject to paragraphs (b), (d) and (f) of this Section 7.01 and Section 7.02.

(f) No provision of this Indenture, the Intercreditor Agreements or the Security Documents, as applicable, will require the Trustee or the Notes Collateral Agent to expend or risk its own funds or incur any liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder. Neither the Trustee nor the Notes Collateral Agent will be under any obligation to exercise any of its rights or powers under this Indenture, the Intercreditor Agreements and the Security Documents, as applicable, at the request of any Holders, unless such Holder has offered to the Trustee or the Notes Collateral Agent security or indemnity satisfactory to it against any loss, liability or expense.

(g) Neither the Trustee nor the Notes Collateral Agent will be liable for interest on any money or investment income received by it except as the Trustee or the Notes Collateral Agent may agree in writing with the Issuer. Money held in trust by the Trustee or the Notes Collateral Agent need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee. (a) Each of the Trustee and the Notes Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person not only as to due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein. Neither the Trustee nor the Notes Collateral Agent needs investigate any fact or matter stated in the document.

(b) Before the Trustee or the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Notes Collateral Agent will be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Each of the Trustee and the Notes Collateral Agent may consult with counsel reasonably selected by it and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) Each of the Trustee and the Notes Collateral Agent may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) Each of the Trustee and the Notes Collateral Agent will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Intercreditor Agreements and the Security Documents.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) Each of the Trustee and the Notes Collateral Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Notes Collateral Agent, as applicable, indemnity or security satisfactory to the Trustee or the Notes Collateral Agent, as applicable, against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) Each of the Trustee or the Notes Collateral Agent may employ or retain accountants, appraisers or other experts or advisers as it may reasonably require for purposes of determining and discharging its rights and duties hereunder and shall not be responsible for any misconduct on the party of any of them.

(h) In no event shall the Trustee nor the Notes Collateral Agent be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Notes Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of such a Default or Event of Default is received by the Trustee or the Notes Collateral Agent, as applicable, at the Corporate Trust Office of the Trustee or the Notes Collateral Agent, as applicable, and such notice references the Notes and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee and the Notes Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Notes Collateral Agent, as applicable, in each of its capacities hereunder and whenever acting in any capacity under the Security Documents or the Intercreditor Agreements, and each agent, custodian and other Person employed to act hereunder or under the Intercreditor Agreements or any Security Document.

(k) Each of the Trustee and the Notes Collateral Agent may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture (i.e. an Incumbency Certificate).

(l) Neither the Trustee nor the Notes Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee and the Notes Collateral Agent shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Security Documents or the Intercreditor Agreements, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, the Intercreditor Agreements, the Security Documents or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in any Security Documents, other than to confirm receipt of items expressly required to be delivered to the Trustee or the Notes Collateral Agent, as applicable.

(n) Neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to assure that the Collateral exists or is owned by the Issuer or Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Issuer’s or the Guarantors’ property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, enforceability, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Holders of a majority in aggregate principal amount of the Notes in accordance with this Indenture or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(o) Neither the Trustee nor the Notes Collateral Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Indenture, the Intercreditor Agreements or the Security Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; pandemics; quarantines; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(p) Neither the Trustee nor the Notes Collateral Agent shall be responsible or liable for the environmental condition or any contamination of any property secured by any mortgage or deed of trust or for any diminution in value of any such property as a result of any contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant. Neither the Trustee nor the Notes Collateral Agent shall be liable for any claims by or on behalf of the Holders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.

(q) Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to effect or maintain insurance or to renew any policies of insurance or to make any determination or inquire as to the sufficiency of any policies of insurance carried by the Issuer or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(r) Neither the Trustee nor the Notes Collateral Agent shall be obligated to acquire possession of or take any action with respect to any property secured by a mortgage or deed of trust, if as a result of such action, the Trustee or the Notes Collateral Agent would be considered to hold title to, to be a “mortgagee in possession of”, or to be an “owner” or “operator” of such property within the meaning of the Comprehensive Environmental Responsibility Cleanup and Liability Act of 1980, as amended from time to time, unless the Trustee or the Notes Collateral Agent has previously determined, based upon a report prepared by a person who regularly conducts environmental audits, that (i) such property is in compliance with applicable environmental laws or, if not, that it would be in the best interest of the Holders to take such actions as are necessary for such property to comply therewith and (ii) there are not circumstances present at such property relating to the use, management or disposal of any hazardous wastes for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Holders to take such actions with respect to such property. Notwithstanding the foregoing, before taking any such action, the Trustee or the Notes Collateral Agent may require that a satisfactory indemnity bond or environmental impairment insurance be furnished to it for the payment or reimbursement of all expenses to which it may be put and to protect it against all liability resulting from any claims, judgments, damages, losses, fees, penalties or expenses which may result from such action.

(s) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance by the Issuer or the Holders with or with respect to any securities or tax laws (including but not limited to any United States federal or state or other securities or tax laws), or, except as specifically provided herein, obtain documentation on any transfers or exchanges of the Notes. Nothing in this provision shall be deemed to limit the Trustee’s or any Agent’s duty to comply with any obligations it may have pursuant to applicable law.

(t) The Trustee shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Notes Collateral Agent and the Notes Collateral Agent shall not be liable for any act, omission, breach, misconduct or liability whatsoever of the Trustee.

(u) The provisions of this Section 7.02 shall survive satisfaction and discharge or the termination, for any reason, of this Indenture the resignation and/or removal of the Trustee or the Notes Collateral Agent, as applicable, and with respect to the Notes Collateral Agent, the termination of the Pari Passu Intercreditor and Collateral Agency Agreement and winding up of the trust formed thereby.

(v) The permissive rights of the Trustee and Notes Collateral Agent under this Indenture, the Intercreditor Agreements and the Security Documents shall not be construed as duties.

Section 7.03. Individual Rights of Trustee and Notes Collateral Agent.

The Trustee or the Notes Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or Notes Collateral Agent. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.08 and 7.09 hereof.

Section 7.04. Disclaimer. Neither the Trustee nor the Notes Collateral Agent will be responsible for and each makes no representation as to the validity or adequacy of this Indenture, the Notes, the Security Documents or the Intercreditor Agreements, shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, will not be responsible for the use or application of any money received by any Paying Agent, and will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders of the Notes and the Notes Collateral Agent a notice of the Default or Event of Default within 90 days after it is actually known by a Responsible Officer of the Trustee or written notice of it is received by a Responsible Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of, or premium or interest, if any, on, any Note, the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06. Compensation and Indemnity. (a) The Issuer will pay to the Trustee and the Notes Collateral Agent compensation for its acceptance of this Indenture and services hereunder and under the Notes Documents as the parties shall agree in writing from time to time. Neither the Trustee’s nor the Notes Collateral Agent’s compensation will be limited by any law on compensation of a trustee of an express trust. The Issuer will reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services as agreed to in writing by the parties. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s or the Notes Collateral Agent’s agents and counsel.

(b) The Issuer and the Guarantors will jointly and severally defend, release and indemnify each of the Trustee and each predecessor Trustee and their directors, officers, agents and employees and the Notes Collateral Agent and each predecessor Notes Collateral Agent and their directors, officers, agents and employees and hold each of them harmless against any and all losses, liabilities actions, suits or proceedings at law or in equity, and any other expenses, fees or charges of any character or nature (including, without limitation, attorneys’ fees) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Notes Documents, including the costs and expenses of enforcing this Indenture and the Notes Documents against the Issuer and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, actions, suits or proceedings at law or in equity or expense may be attributable to its gross negligence or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction. Each of the Trustee and the Notes Collateral Agent will notify the Issuer promptly of any third party claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer will not relieve the Issuer or any of the Guarantors of their obligations hereunder. The Issuer or such Guarantor will defend the claim and the Trustee and the Notes Collateral Agent, as applicable, will cooperate in the defense. Each of the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Issuer need not reimburse any expense or indemnity against any loss, liability or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s own willful misconduct or gross negligence as determined by a final, non-appealable decision court of competent jurisdiction.

(c) The obligations of the Issuer and the Guarantors under this Section 7.06 will survive the satisfaction and discharge of this Indenture, the repayment of the Notes and the resignation or removal of the Trustee or the Notes Collateral Agent and with respect to the Notes Collateral Agent, the termination of the Pari Passu Intercreditor and Collateral Agency Agreement and winding up of the trust formed thereby.

(d) To secure the Issuer’s and the Guarantors’ payment obligations in this Section 7.06, the Trustee and the Notes Collateral Agent will have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent, except that held in trust to pay principal of, premium or interest, if any, on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When either of the Trustee or the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (10) or (11) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its respective agents and counsel) are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Code.

Section 7.07. Replacement of Trustee or Notes Collateral Agent. (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. A resignation or removal of the Notes Collateral Agent and appointment of a successor Notes Collateral Agent will become effective only in accordance with Section 10.09.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing not less than 30 days prior to the effective date of such removal. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;

(3) a custodian or public officer takes charge of the Trustee or the Notes Collateral Agent or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, in the case of the successor Trustee the Holders of a majority in aggregate principal amount of the then outstanding Notes may, at the Issuer’s expense, appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or in the case of the successor Trustee the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may, at the Issuer’s expense, petition any court of competent jurisdiction for the appointment of a successor Trustee: (1) authorized to exercise corporate trust powers, and (2) having a combined capital and surplus of at least $100,000,000.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof.

Notwithstanding replacement of the Trustee or Notes Collateral Agent pursuant to this Section 7.07 or Section 10.09, as applicable, the Issuer’s and Guarantors’ obligations under Section 7.06 hereof will continue for the benefit of the retiring Trustee or Notes Collateral Agent.

(g) Upon the retirement or removal of the Trustee or Notes Collateral Agent, the retired or removed Trustee or Notes Collateral Agent shall have no responsibility or liability for any action or inaction of a successor Trustee or Notes Collateral Agent.

Section 7.08. Successor Trustee by Merger, etc. If the Trustee or the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee or successor Notes Collateral Agent, as applicable.

Section 7.09. Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition.

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may at any time, at the option of the Issuer’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) and cure all then existing Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, this Indenture and the Security Documents and to have cured all then outstanding Events of Default (and the Trustee, on demand of and at the expense of the Issuer, shall execute such instruments reasonably requested by the Issuer or such Guarantors acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and premium or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuer’s obligations with respect to such Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof;

(3) the rights, powers, trusts, duties, indemnities and immunities of the Trustee and Notes Collateral Agent hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith;

(4) this Article 8; and

(5) Section 3.07 hereof, to the extent that such Legal Defeasance is to be effected together with a redemption.

Subject to compliance with this Article 8, the Issuer may exercise their option under this Section 8.02 notwithstanding the prior exercise of the option under Section 8.03 hereof.

Section 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof and Section 5.01(4) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(9) hereof will not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm, or firm of independent public accountants, to pay the principal of, and premium and interest, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Issuer must deliver to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);

(6) the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7) if the Notes are to be redeemed prior to their Stated Maturity, the Issuer must deliver to the Trustee instructions to redeem all of the Notes on the specified redemption date pursuant to the terms hereof; and

(8) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes upon a Legal Defeasance or Covenant Defeasance in accordance with this Article 8.

Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuer. Subject to any applicable laws relating to abandoned property, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium on or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium or interest, if any, has become due and payable shall be paid to the Issuer on their request or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, if any, on, or interest, if any, on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent, as applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(3) to provide for the assumption of the Issuer’s or Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in this Indenture;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any such Holder taken as a whole in any material respect;

(5) to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 hereof;

(6) to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth herein;

(7) to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided herein;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(9) to evidence or provide for the acceptance of appointment hereunder of a successor trustee or evidence and provide for a successor or replacement Notes Collateral Agent under this Indenture or the Security Documents;

(10) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth herein or in any of the Security Documents;

(11) to conform the text of this Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of the Notes” in the Offering Memorandum, as provided to the Trustee and the Notes Collateral Agent in an Officer’s Certificate;

(12) to add additional secured parties to the extent Liens securing obligations held by such parties are permitted hereunder;

(13) to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations hereunder, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Notes Collateral Agent in accordance with the terms of this Indenture or otherwise;

(14) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of this Indenture and the relevant Security Document;

(15) to add covenants for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Guarantor; and

(16) to provide for the assumption by one or more successors of the obligations of any of the Guarantors under this Indenture and the Note Guarantees.

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon receipt by the Trustee and Notes Collateral Agent, as applicable, of the documents described in Section 7.02 and Section 9.05 hereof, the Trustee and Notes Collateral Agent, as applicable, will join with the Issuer in the execution of any amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and Notes Collateral Agent, as applicable, will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under this Indenture or otherwise.

Section 9.02. With Consent of Holders of Notes. Except as provided in Section 9.01 and in this Section 9.02, the Issuer and the Trustee and Notes Collateral Agent, as applicable, may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10 and 4.13 hereof) and the Notes, the Note Guarantees, and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement, and upon the filing with the Trustee and the Notes Collateral Agent, as applicable, of evidence satisfactory to the Trustee or the Notes Collateral Agent, as applicable, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and Notes Collateral Agent, as applicable, of the documents described in Section 7.02 and 9.05 hereof, the Trustee and Notes Collateral Agent, as applicable, will join with the Issuer in the execution of such amendment or supplement unless such amended or supplemental indenture affects the Trustee’s and Notes Collateral Agent’s, as applicable, own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee and Notes Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes under this Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuer with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents.

Notwithstanding the foregoing, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (other than provisions relating to Section 3.09, Section 4.10 or Section 4.13 hereof);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in currency other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Section 3.09, Section 4.10 or Section 4.13 hereof)

(8) [reserved]; or

(9) make any change in the amendment, supplement and waiver provisions of clauses (1) through (9) of this Section 9.02.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Guarantors or the Collateral from the Liens securing the Notes (other than in accordance with the Note Documents) will require the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

In addition, without the consent of the Holders of at least two-thirds in principal amount of the Notes then outstanding, no amendment, supplement or waiver may (x) make any change in the provisions of the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any), the Junior Lien Intercreditor Agreement (if any), the Indenture or any Security Document relating to the application of proceeds of the Collateral, in a manner that adversely affects the Holders or (y) release all or substantially all of the Collateral from the Liens of the Security Documents. If Holders of at least two-thirds in principal amount of the Notes then outstanding consent to any release of any Collateral from the Liens of the Security Documents other than a release in accordance with the Indenture, the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any), the Junior Lien Intercreditor Agreement (if any) and the Security Documents, the Notes Collateral Agent will be entitled to vote the total principal amount of the Notes then outstanding as a block in respect of any vote required for such release under the Security Documents

Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04. Notation on or Exchange of Notes. The Issuer, or the Trustee, acting at the direction of the Issuer, may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer, in exchange for all Notes, may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee and Notes Collateral Agent to Sign Amendments, etc. The Trustee or Notes Collateral Agent, as applicable, will sign any amendment or supplement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Notes Collateral Agent, as applicable. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amendment or supplement, the Trustee or Notes Collateral Agent, as applicable, shall receive and (subject to Section 7.01 hereof) will be fully protected in conclusively relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and the other Notes Documents and that such supplemental indenture is the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms.

ARTICLE X.

COLLATERAL AND SECURITY

Section 10.01. Collateral and Security Documents. The due and punctual payment of the principal of and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and the Note Guarantees and performance of all other Obligations of the Issuer and the Guarantors to the Securityholder Secured Parties under this Indenture, the Securities, the Note Guarantees, the Intercreditor Agreements, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreements. The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Securityholder Secured Parties pursuant to the terms of the Security Documents and the Intercreditor Agreements. Each Holder, by accepting a Security, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreements, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents or the Intercreditor Agreements, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 10.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Notes Priority Collateral and the second-priority lien in the ABL Priority Collateral contemplated hereby, by the Security Documents or Intercreditor Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of Uniform Commercial Code financing statements, continuation statements and amendments thereto) in all such jurisdictions reasonably required to cause the Security Documents or the Intercreditor Agreements to create, perfect and maintain, as security for the Obligations of the Issuer and the Guarantors to the Securityholder Secured Parties under this Indenture, the Securities, the Note Guarantees, the Intercreditor Agreements and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Securityholder Secured Parties subject to no Liens other than Liens permitted pursuant to this Indenture.

Section 10.02. Non-Impairment of Liens. Any release of Collateral permitted by Section 10.03 shall be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof.

Section 10.03. Release of Collateral. (a) Subject to Section 10.03(b), Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor and Collateral Agency Agreement and this Indenture. Notwithstanding anything to the contrary in any Security Document, the Liens on Collateral securing the Notes shall be automatically and unconditionally released with respect to the relevant Collateral under any one or more of the following circumstances:

(1) upon the sale, disposition or other transfer of such property or assets, including Capital Stock (other than to the Issuer or a Guarantor) to the extent not prohibited by Section 4.10;

(2) in the case of a Guarantor that is released from its Note Guarantee, the release of the property and assets of such Guarantor;

(3) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or upon the release of a Guarantor that has pledged such Capital Stock;

(4) pursuant to an amendment, supplement or waiver in accordance with Article 9;

(5) if the Notes have been discharged or defeased pursuant to Article 8; or

(6) upon the payment in full of the principal of, and together with accrued and unpaid interest on, the Notes and all other obligations under this Indenture, the Note Guarantees and the Security Documents that are then due and payable (other than contingent indemnification obligations that, pursuant to the terms of this Indenture and the Security Documents, survive the termination thereof).

(b) The second-priority Lien on the ABL Priority Collateral securing the Notes and the Note Guarantees will terminate and be released automatically if the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent in connection with a disposition of ABL Priority Collateral permitted under the Credit Agreement and this Indenture, other than (i) in connection with a Discharge of ABL Obligations under the Credit Agreement or (ii) after the occurrence and during the continuance of any Event of Default. Notwithstanding the existence of an Event of Default, the second-priority Liens on the ABL Priority Collateral securing the Notes and the Note Guarantees shall also terminate and be released automatically to the extent the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent in connection with an exercise of remedies with respect to ABL Priority Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Bank Debt).

(c) With respect to any release of Collateral permitted by this Section 10.03, upon receipt of a written request from the Issuer and supported by an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture and the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Passu Intercreditor and Collateral Agency Agreement, if any, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Issuer in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuer, the Trustee or the Notes Collateral Agent, as applicable, shall, execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 10.04. Suits to Protect the Collateral. (a) Subject to the provisions of Article 7, the Security Documents and the Intercreditor Agreements, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(1) enforce any of the terms of the Security Documents; and

(2) collect and receive any and all amounts payable in respect of the Obligations hereunder.

(b) Subject to the provisions of the Security Documents and the Intercreditor Agreements, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 10.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 10.05. Authorization of Receipt of Funds by the Trustee under the Security Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 10.06. Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 10 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 10.07. Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 10 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 10; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent, as applicable.

Section 10.08. Release Upon Termination of the Issuer’s Obligations. In the event that the Issuer delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Securities, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (other than contingent indemnification obligations that, pursuant to the terms of this Indenture and the Security Documents, survive the termination thereof) or (ii) the Issuer shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Issuer and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents other than any obligations that by their terms expressly survive, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

Section 10.09. Notes Collateral Agent. (a) By accepting a Security, each Holder shall be deemed to have irrevocably appointed the Notes Collateral Agent to act as its agent under the Security Documents and the Intercreditor Agreements to which it is a party, and to have irrevocably authorized and instructed the Notes Collateral Agent to (i) enter into the Security Documents and the Intercreditor Agreements to which it is a party, whether executed on or after the Issue Date; (ii) make any representations on behalf of the Holders set forth in the Security Documents and the Intercreditor Agreements; (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements; (iv) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, the Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Notes Collateral Agent on its behalf, whether executed on or after the Issue Date. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 10.09. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate.

(c) The Notes Collateral Agent shall have all the rights and protection provided in the Note Documents as well as the rights and protections afforded to the Trustee in Section 7.01(f) through (g), Section 7.02 and Section 7.06; provided, however, that the Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or gross negligence.

(d) Notwithstanding anything to the contrary in this Indenture or in any Security Document or the Intercreditor Agreements, in no event shall the Notes Collateral Agent, the Trustee, and any of their respective officers, directors, employees, attorneys or agents be responsible or liable for, nor do they make any representation regarding, the existence, genuineness, value or protection of any Collateral, for the legality, validity, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing the Notes or any defect or deficiency as to any such matters (including the filing of continuation or any Uniform Commercial Code financing or continuations statements or similar documents or instruments).

(e) Subject to the Security Documents, except as directed by the Trustee as required or permitted by this Indenture, the Holders acknowledge that the Notes Collateral Agent shall not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien securing the Securities; or

(3) to take any other action whatsoever with regard to any or all Liens securing the Securities, the Security Documents or the Collateral.

(f) In acting as Notes Collateral Agent, co-collateral agent or sub-collateral agent, the Notes Collateral Agent, each co-collateral agent and each sub-collateral agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7. Whenever executing any Security Document or Intercreditor Agreement or taking (or not taking) any action thereunder, the Notes Collateral Agent shall enjoy all the rights, protections, benefits, immuniites and indemnities afforded to it hereunder in connection with the Security Documents and Intercreditor Agreements.

(g) Except for such duties and responsibilities expressly set forth in this Indenture or under the Security Documents or Intercreditor Agreements, the Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in this Indenture, the Intercreditor Agreements or the Security Documents, the Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(h) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements. The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 10.09), subject to the terms of the Security Documents.

(i) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. The Notes Collateral Agent may be removed by the Issuer at any time, upon 30 days’ written notice to the Notes Collateral Agent. The Holders of a majority in principal amount of the Notes may remove the Notes Collateral Agent by so notifying the Issuer and the Notes Collateral Agent in writing at least 30 days’ prior to the requested date of removal and may appoint a successor Notes Collateral Agent. If the Notes Collateral Agent resigns or is removed under this Indenture, and such Holders do not reasonably promptly appoint a successor the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Notes Collateral Agent gave notice of resignation or was removed, the retiring Notes Collateral Agent or the Holders of at least 10% in aggregate principal amount of the Notes may, at their option, appoint a successor Notes Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor (at the sole cost and expense of the Issuer). Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation or removal hereunder, the provisions of this Section 10.09 (and Section 7.06) shall continue to inure to its benefit and the retiring or removed Notes Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(j) Wilmington Trust, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

(k) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(l) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(m) Neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents. The Notes Collateral Agent shall not be obligated to file financing statements or continuation statements.

(n) Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(o) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it, or errors in judgment made by it or any of its officers, employees or agents in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuer (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law).

(p) The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith. Neither the Notes Collateral Agent nor the Trustee shall be liable for the theft, loss, damage or destruction of any possessory collateral sent via overnight carrier.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Notes Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions CERCLA, 42 U.S.C. §9601, et seq, or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuer, the Issuer, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuer or the Guarantors, subject to the terms of the Security Documents, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Issuer signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 10.09(r), (ii) certify that such Security Document complies with the terms of this Indenture and the Note Documents and that all conditions precedent under this Indenture and the Note Documents to such execution and delivery have been complied with and (iii) instruct the Notes Collateral Agent to execute and enter into such Security Document; provided that in no event shall the Notes Collateral Agent be required to enter into a Security Document that it determines adversely affects the Notes Collateral Agent. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents and the Notes Collateral Agent shall be entitled to conclusively rely upon such Security Document Order.

(s) Upon receipt by the Notes Collateral Agent of a Security Document Order, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any holder or the Trustee, the Junior Lien Intercreditor Agreement or the Pari Passu Intercreditor and Collateral Agency Agreement or any other intercreditor agreement, as applicable. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document referred to in this Section 10.09(s), (ii) certify that the Junior Lien Intercreditor or Pari Passu Intercreditor and Collateral Agency Agreement or any other intercreditor agreement (as applicable) complies with the terms of this Indenture and the Note Documents and that all conditions precedent under this Indenture and the Note Documents to such execution and delivery have been complied with and (iii) instruct the Notes Collateral Agent to execute and enter into the Junior Lien Intercreditor Agreement or the Pari Passu Intercreditor and Collateral Agency Agreement or any other intercreditor agreement (as applicable); provided that in no event shall the Notes Collateral Agent be required to enter into the Junior Lien Intercreditor Agreement or the Pari Passu Intercreditor and Collateral Agency Agreement or any other intercreditor agreement if it determines that such document adversely affects the Notes Collateral Agent. The holders, by their acceptance of the Notes, the Junior Lien Obligations, or the Other Pari Passu Lien Obligations, authorize and direct the Notes Collateral Agent to execute such agreements and the Notes Collateral Agent shall be entitled to conclusively rely on such Security Document Order.

(t) For the avoidance of doubt, except as otherwise provided in the Security Documents, the Intercreditor Agreement and this Indenture, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(u) Except as expressly set forth in this Indenture or under the Security Documents or Intercreditor Agreements, in each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(v) Notwithstanding anything to the contrary contained herein but subject to the Security Documents, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(w) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Notes Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or earlier termination, resignation or removal of the Notes Collateral Agent, in such capacity, with respect to the holders of the ABL Priority Collateral or the Other Pari Passu Lien Obligations, as applicable, to the extent the Security Documents or Intercreditor Agreements remain in force thereafter

Section 10.10. Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Issuer to designate Indebtedness for the purposes of the terms “Bank Debt”, “Junior Lien Debt” and “Other Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Issuer by an Officer and delivered to the Trustee, the Notes Collateral Agent and the Bank Collateral Agent. For all purposes hereof and the Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Credit Agreement as “Bank Debt”.

ARTICLE XI.

NOTE GUARANTEES

Section 11.01. Guarantee. (a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, the Notes Collateral Agent and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Security Documents or the obligations of the Issuer hereunder or thereunder, that:

(1) the principal of, and premium or interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, or premium or interest, if any, on, the Notes, if lawful, and all other obligations of the Issuer to the Holders, the Notes Collateral Agent or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Notes Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02. Limitation on Guarantor Liability. Each Guarantor, and, by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03. Execution and Delivery of Note Guarantee. To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor as of the date hereof hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Officers. The Note Guarantee of any future Guarantor shall be evidenced by entry of such Guarantor into a supplemental indenture in substantially the form attached as Exhibit A hereto.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.04. Guarantors May Consolidate, etc., on Certain Terms. (a) A Guarantor that is a Subsidiary of the Issuer may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists; and

(2) either:

(a) either (i) the Guarantor is the surviving Person or (ii) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes, pursuant to a supplemental indenture or such other supplements or joinders to the Security Documents, all the obligations of that Guarantor under the Notes, this Indenture, the Pari Passu Intercreditor and Collateral Agency Agreement, the Intercreditor Agreement, the other Security Documents and its Note Guarantee on the terms set forth therein; or

(b) such transaction complies with Section 4.10 hereof.

(b) Notwithstanding the foregoing, any Guarantor may (i) merge with a Restricted Subsidiary of the Issuer or another Guarantor solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (ii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Guarantor, in each case without regard to the requirements set forth in clause (1) of Section 11.04(a) hereof.

(c) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 11.05. Releases. (a) The Note Guarantee of a Guarantor, together with all of its other obligations under this Indenture, will be released automatically and unconditionally without the need for any action by any party:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.10 hereof;

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor (including by way of consolidation or merger or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.10 hereof and the Guarantor ceases to be the Issuer or a Restricted Subsidiary of the Issuer as a result of the sale or other disposition;

(3) (i) if any Restricted Subsidiary that is a Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 4.15 hereof or (ii) if such Guarantor becomes an Excluded Subsidiary;

(4) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof;

(5) solely in the case of a Note Guarantee created pursuant to Section 4.14 hereof, upon the release or discharge of the guarantee which resulted in the creation of such Note Guarantee pursuant to such covenant, except a discharge or release of such guarantee by or as a result of payment under such guarantee;

(6) upon the liquidation or dissolution of such Guarantor;

(7) at such time as such Guarantor ceases to both (x) guarantee any other Indebtedness of either of the Issuer and any other Guarantor and (y) be an obligor with respect to any Indebtedness under a Credit Facility, in each case, other than the Notes; and

(8) upon such Guarantor consolidating with, merging into or transferring all or substantially all of its properties or assets to the Issuer or another Guarantor.

(b) Upon the release of a Note Guarantee in accordance with the terms of this Section 11.05, all Collateral owned by the released Guarantor and the Capital Stock of the released Guarantor will also be automatically released.

(c) Upon delivery by the Issuer to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that one or more Note Guarantees may be released under the terms of this Indenture, the Trustee will execute any documents reasonably requested in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(d) Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, or premium or interest, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE XII.

SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge. (a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of transfer or exchange of the Notes, certain rights of the Trustee and the Notes Collateral Agent and the Issuer’s obligations with respect thereto as expressly provided herein), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the sending of a notice of redemption or otherwise or are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(2) the Issuer or any Guarantor have paid or caused to be paid all sums payable by them under this Indenture; and

(3) the Issuer have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be.

(b) In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee and the Notes Collateral Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) The Collateral will be released from the Lien securing the Notes upon a satisfaction and discharge in accordance with the provisions of this Section 12.01.

(d) Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(b), the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.06 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02. Application of Trust Money. (a) Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01(a)(1)(b) hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest, if any, for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Issuer has made any payment of principal of, premium on, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII.

MISCELLANEOUS

Section 13.01. Notices. Any notice or communication by the Issuer, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic mailing, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

LSB Industries, Inc.

3503 NW 63rd Street

Oklahoma City, Oklahoma 73116

Facsimile No.: (405) 236-3759 (with such fax to be confirmed by telephone)

Telephone No.: (405) 235-4546)

Attention: Cheryl Maguire and Kristy Carver

With copies to:

LSB Industries, Inc.

3503 NW 63rd Street

Oklahoma City, Oklahoma 73116

Attention: Michael Foster

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Facsimile No.: (212) 596-9090

Attention: Sam Badawi

If to the Trustee:

Wilmington Trust, National Association

Global Capital Markets

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Attention: LSB Industries, Inc., Administrator

If to the Notes Collateral Agent:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Attention: LSB Industries, Inc., Administrator

The Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted electronically or by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, except that all notices and communications to the Depositary as a Holder shall be given in the manner it prescribes, notwithstanding anything to the contrary indicated herein. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mail a notice or communication to Holders, they will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding anything herein to the contrary, where this Indenture provides for notice in any manner, such notice may be sent or transmitted to Holders of Global Notes in any manner that is in accordance with the procedures of the Depositary and shall be deemed to be a sufficient giving of such notice for every purpose hereunder.

Section 13.02. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or Notes Collateral Agent, as applicable, to take any action under this Indenture or any Security Document or Intercreditor Agreement, the Issuer shall furnish to the Trustee or Notes Collateral Agent, as applicable:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee or Notes Collateral Agent, as applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Intercreditor Agreements or any Security Document relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee or Notes Collateral Agent, as applicable (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.03. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04. Rules by Trustee and Agents. The Trustee or Notes Collateral Agent may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuer or any Guarantor or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Note Documents or the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.06. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE MANDATORILY REQUIRED THEREBY. The Issuer and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, Notes Collateral Agent, any Agent, or Holder any otherwise have to bring any action or proceeding relating to this Indenture against the Issuer or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose. Each Issuer and Guarantor further agrees that any action or proceeding brought against the Trustee, the Notes Collateral Agent, any Agent or any Holder, if brought by the Issuer or any Guarantor, shall be brought only in New York State or, to the extent permitted by law, in such Federal court. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE NOTES, THEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.07. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.08. Successors. All agreements of the Issuer in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee or the Notes Collateral Agent in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.09. Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronically including by PDF transmission shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically including by PDF transmission shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or Notes Collateral Agent, as applicable, pursuant to reasonable procedures approved by the Trustee or Notes Collateral Agent.

Section 13.11. Table of Contents, Headings, etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee and the Notes Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Notes Collateral Agent with such information as it may request in order for the Trustee and the Notes Collateral Agent to satisfy the requirements of the U.S.A. PATRIOT Act.

[Signatures on following pages]

SIGNATURES

Dated as of October 14, 2021.

ISSUER:

LSB INDUSTRIES, INC.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

Signature Page to Indenture

GUARANTORS:

CHEMEX I CORP.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

CHEROKEE NITROGEN L.L.C.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

EDC AG PRODUCTS COMPANY L.L.C.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

EL DORADO AMMONIA L.L.C.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

EL DORADO CHEMICAL COMPANY

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

Signature Page to Indenture

EL DORADO NITROGEN, L.L.C.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

LSB CHEMICAL L.L.C.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

PRYOR CHEMICAL COMPANY

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

TRISON CONSTRUCTION, INC.

By:	/s/ Kristy Carver

Name:	Kristy Carver
Title:	Senior Vice President and Treasurer

Signature Page to Indenture

TRUSTEE:

WILMINGTON TRUST NATIONAL ASSOCIATION, as Trustee

By:	/s/ Nedine P. Sutton

Name:	Nedine P. Sutton
Title:	Vice President

NOTES COLLATERAL AGENT:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Nedine P. Sutton

Name:	Nedine P. Sutton
Title:	Vice President

Signature Page to Indenture

APPENDIX 1

TRANSFER AND EXCHANGE APPENDIX

1. Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Security, Rule 144A Global Security or beneficial interest therein, the rules and procedures of the Depository for such Global Security, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Note” means a certificated Initial Note bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Securities are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Securities, in each case, as notified by the Issuer to the Trustee.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Initial Purchasers” means Jefferies LLC, Goldman Sachs & Co. LLC and UBS Securities LLC.

“Purchase Agreement” means with respect to the Initial Securities initially issued on the Issue Date to the Initial Purchasers, the Purchase Agreement dated September 29, 2021, among the Issuer, the Guarantors and the Initial Purchasers.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rule 144A Notes” means all Notes offered and sold to QIBs in reliance on Rule 144A.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Transfer Restricted Notes” means Notes that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

2. The Notes.

2.1 (a) Form and Dating. The Initial Notes will be offered and sold (a) to the Initial Purchasers by the Issuer pursuant to a Purchase Agreement and (b) to an Affiliate of the Issuer pursuant to a separate purchase agreement. The Initial Notes initially sold to the Initial Purchasers will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Such Initial Notes initially sold to the Initial Purchasers, and the Initial Notes initially sold to an

[Transfer and Exchange Appendix - 1]

Affiliate of the Issuer, may thereafter be transferred in accordance with the restrictions on transfer set forth herein (including the restrictions on transfer specified in the legend described in Section 2.3(e) hereof). Initial Securities initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global securities in fully registered form (collectively, the “Rule 144A Global Note”); and Initial Notes initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global securities in fully registered form (collectively, the “Regulation S Global Note”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit 1, which shall be deposited on behalf of the purchasers of the Initial Notes represented thereby with the Notes Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture. Initial Notes initially sold to an Affiliate of the Issuer shall be issued initially in the form of a Definitive Note in fully registered form, without interest coupons and with the applicable restricted securities legend set forth in Exhibit 1, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture.

Beneficial interests in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Note only if the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable). Beneficial ownership interests in the Regulation S Global Security shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a restricted securities legend until the expiration of the Distribution Compliance Period.

The Rule 144A Global Note and the Regulation S Global Note are collectively referred to herein as “Global Notes”. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Note deposited with or on behalf of the Depository.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Notes that (a) shall be registered in the name of the Depository for such Global Notes or Global Notes or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Note, and the Issuer, the Trustee and any agent of the Issuer or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Notes.

The Trustee shall have no responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other

[Transfer and Exchange Appendix - 2]

than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may conclusively rely and shall be fully protected in conclusively relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(c) Definitive Notes. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $500,000,000 6.250% Senior Secured Notes Due 2028, and (2) any Additional Notes for an original issue in an aggregate principal amount specified in the written order of the Issuer pursuant to Section 2.02 of this Indenture, in each case upon a written order of the Issuer signed by two Officers or by an Officer and either an assistant Treasurer or an assistant Secretary of the Issuer. Such order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and, in the case of any issuance of Additional Notes pursuant to Section 2.13 of this Indenture, shall certify that such issuance is in compliance with Section 4.09 and Section 4.12 of this Indenture.

2.3 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(x)	to register the transfer of such Definitive Notes; or

(y)	to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Notes are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect;

(B) if such Definitive Notes are being transferred to the Issuer, a certification to that effect; or

(C) if such Definitive Notes are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Security) and (ii) if the Issuer so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

[Transfer and Exchange Appendix - 3]

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to the Issuer, (2) to the Registrar for registration in the name of a Holder, without transfer, (3) pursuant to an effective registration statement under the Securities Act, (4) to a QIB in accordance with Rule 144A, (5) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or pursuant to another available exemption from registration provided by Rule 144 under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If no Global Notes are then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon written order of the Issuer in the form of an Officers’ Certificate of the Issuer, a new Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Rule 144A Global Note for a beneficial interest in a Regulation S Global Note or a Regulation S Global Note for a beneficial interest in a Rule 144A Global Note shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Note. The Registrar shall, in accordance with such instructions and upon receipt of an assignment form in the form attached to this Appendix instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

[Transfer and Exchange Appendix - 4]

(d) Restrictions on Transfer of Regulation S Global Notes. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Issuer, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Security certificate (and all Securities issued in exchange therefor or in substitution thereof), shall bear a legend (“a “Restricted Legend”) in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE

[Transfer and Exchange Appendix - 5]

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

THE HOLDER OF THE NOTE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT (A) EITHER (1) THE HOLDER IS NOT A “BENEFIT PLAN INVESTOR” WITHIN THE MEANING OF SECTION 3(42) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) AND NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THE NOTES CONSTITUTES “PLAN ASSETS” WITHIN THE MEANING OF ERISA, OR (2) THE PURCHASE AND HOLDING OF THE NOTES BY THE HOLDER WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (the “CODE”), OR A VIOLATION UNDER ANY APPLICABLE STATE OR LOCAL LAW WHICH IS SIMILAR TO ERISA OR SECTION 4975 OF THE CODE; AND (B) NONE OF THE ISSUER, THE INITIAL PURCHASERS, THE TRUSTEE, THE GUARANTORS OR THEIR RESPECTIVE AFFILIATES (THE “TRANSACTION PARTIES”) HAS ACTED AS A FIDUCIARY (WITHIN THE MEANING OF ERISA OR THE CODE), OR HAS BEEN RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE HOLDER’S DECISION TO ACQUIRE AND HOLD THE NOTES, AND NONE OF THE TRANSACTION PARTIES SHALL AT ANY TIME BE RELIED UPON AS A FIDUCIARY WITH RESPECT TO ANY DECISION BY HOLDER TO ACQUIRE, CONTINUE TO HOLD, OR TRANSFER THE NOTE.

Each certificate evidencing a Note offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Upon any sale or transfer of a Transfer Restricted Note (including any Transfer Restricted Note represented by a Global Note) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a certificated Note that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Note) and, in each such case set forth in this paragraph, if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Legend are no longer required in order to maintain compliance with the Securities Act.

[Transfer and Exchange Appendix - 6]

If any such transfer is effected pursuant to the paragraph above at a time when a Global Note that is not represented by a Restricted Legend has not yet been issued, the Issuer shall issue and, upon receipt of an order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Global Notes that do not have a Restricted Legend in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the paragraph above.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, redeemed, purchased or canceled, such Global Note shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, purchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Notes Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depository participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. The Trustee shall have no obligations hereunder in respect of transfers of which it has no actual knowledge.

2.4 Definitive Notes.

(a) A Global Note deposited with the Depository or with the Trustee as Notes Custodian for the Depository pursuant to Section 2.1 shall be exchangeable to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as Depository for such Global Note and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, in either case, and a successor depository is not appointed by the Issuer within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes under this Indenture.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal Corporate Trust Office, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of

[Transfer and Exchange Appendix - 7]

Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $2,000 principal amount and any greater integral multiple of $1,000 thereof and registered in such names as the Depository shall direct. Any Definitive Note delivered in exchange for an interest in the Transfer Restricted Note shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit 1.

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Note shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in definitive, fully registered form without interest coupons. In the event that such Definitive Notes are not issued, the Issuer expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 or 6.07 of this Indenture, the right of any beneficial owner of Notes to pursue such remedy with respect to the portion of the Global Note that represents such beneficial owner’s Notes as if such Definitive Notes had been issued.

[Transfer and Exchange Appendix - 8]

Exhibit 1

to

APPENDIX 1

[FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Transfer and Exchange Appendix - 9]

THE HOLDER OF THE NOTE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT (A) EITHER (1) THE HOLDER IS NOT A “BENEFIT PLAN INVESTOR” WITHIN THE MEANING OF SECTION 3(42) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) AND NO PORTION OF THE ASSETS USED BY SUCH PURCHASER OR TRANSFEREE TO ACQUIRE OR HOLD THE NOTES CONSTITUTES “PLAN ASSETS” WITHIN THE MEANING OF ERISA, OR (2) THE PURCHASE AND HOLDING OF THE NOTES BY THE HOLDER WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (the “CODE”), OR A VIOLATION UNDER ANY APPLICABLE STATE OR LOCAL LAW WHICH IS SIMILAR TO ERISA OR SECTION 4975 OF THE CODE; AND (B) NONE OF THE ISSUER, THE INITIAL PURCHASERS, THE TRUSTEE, THE GUARANTORS OR THEIR RESPECTIVE AFFILIATES (THE “TRANSACTION PARTIES”) HAS ACTED AS A FIDUCIARY (WITHIN THE MEANING OF ERISA OR THE CODE), OR HAS BEEN RELIED UPON FOR ANY ADVICE, WITH RESPECT TO THE HOLDER’S DECISION TO ACQUIRE AND HOLD THE NOTES, AND NONE OF THE TRANSACTION PARTIES SHALL AT ANY TIME BE RELIED UPON AS A FIDUCIARY WITH RESPECT TO ANY DECISION BY HOLDER TO ACQUIRE, CONTINUE TO HOLD, OR TRANSFER THE NOTE.

[Restricted Securities Legend for Notes Offered in Reliance on Regulation S]

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF NOTES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Definitive Notes Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Transfer and Exchange Appendix - 10]

CUSIP NO.

No. ________ $________

6.250% Senior Secured Notes Due 2028

LSB Industries, Inc., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of ______ U.S. Dollars on October 15, 2028.

Interest Payment Dates: October 15 and May 15, commencing on May 15, 2022.

Record Dates: October 1 and May 1.

Additional provisions of this Security are set forth on the other side of this Security.

Dated:

[Transfer and Exchange Appendix - 11]

LSB INDUSTRIES, INC.

By:

Name:
Title:

[Transfer and Exchange Appendix - 12]

This is one of the Notes referred to in the Within-mentioned Indenture:

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee

By:

Authorized Signatory

Date:

[Transfer and Exchange Appendix - 13]

[BACK OF NOTE]

6.250% SENIOR SECURED NOTES DUE 2028

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. LSB Industries, Inc. (the “Issuer”) promises to pay or cause to be paid interest on the principal amount of this Note at 6.250% per annum from October 14, 2021 until maturity. The Issuer will pay interest, if any, semi-annually in arrears on October 15 and May 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be May 15, 2022. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate then in effect to the extent lawful; they will pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuer will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the October 1 or May 1 (whether or not a Business Day) next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar, or, at the option of the Issuer, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Issuer or any of the Subsidiaries of the Issuer may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuer issued the Notes under an Indenture dated as of October 14, 2021 (the “Indenture”) among the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Issuer. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

[Transfer and Exchange Appendix - 14]

(5) OPTIONAL REDEMPTION.

(a) At any time prior to October 15, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes), upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 106.250% of the principal amount of Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with an amount not exceeding the net cash proceeds of one or more Equity Offerings, provided that:

(i) at least 60% of the aggregate principal amount of the Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(ii) the redemption occurs within 150 days of the date of the closing of such Equity Offering.

(b) Prior to October 15, 2024, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to:

(i) the principal amount thereof; plus

(ii) the Make Whole Premium at the redemption date; plus

(iii) accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(c) Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuer’s option prior to October 15, 2024.

(d) On or after October 15, 2024, the Issuer may on any one or more occasions redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to, but excluding, the applicable date of redemption (subject to the rights of Holders on the relevant record date to receive interest on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve month period beginning on October 15 of the years indicated below:

Year	Percentage
2024	103.125%
2025	101.563%
2026 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION. The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

[Transfer and Exchange Appendix - 15]

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in Section 4.13 of the Indenture. In the Change of Control Offer, the Issuer will offer a payment in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. No later than 30 days following any Change of Control (or prior to the Change of Control if a definitive agreement is in place for the Change of Control), the Issuer will send a notice to each Holder and the Trustee electronically or by first class mail or otherwise in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes as of the Change of Control Settlement Date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by Section 4.13 of the Indenture and described in such notice.

(b) If the Issuer or a Restricted Subsidiary of the Issuer consummates any Asset Sale, within 10 Business Days of each date on which the aggregate amount of Excess Proceeds exceeds $30.0 million, the Issuer will make an Asset Sale Offer to all Holders of Notes and all holders of Other Pari Passu Lien Obligations containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Indenture to purchase, prepay or redeem the maximum principal amount of Notes and such other Other Pari Passu Lien Obligations (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of settlement, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Other Pari Passu Lien Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the trustee or agent for such other Other Pari Passu Lien Obligations shall select such Other Pari Passu Lien Obligations to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or, where such nominee or successor is the Trustee, a method that most nearly approximates pro rata selection as the Trustee deems fair and appropriate) but with such adjustments as necessary so that no Notes or other Other Pari Passu Lien Obligations is purchased in part in an authorized denomination, based on the amounts tendered or required to be prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The Issuer may satisfy the foregoing obligation with respect to any Net Proceeds prior to the expiration of the relevant 365-day period (as such period may be extended in accordance with the Indenture) or with respect to Excess Proceeds of $30.0 million or less. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

Notwithstanding any other provisions of this section, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in

[Transfer and Exchange Appendix - 16]

compliance with this section, and such amounts may be retained by the applicable Foreign Subsidiary; provided that the Issuer will agree to use reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law to permit such repatriation and if at any time within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Net Proceeds so permitted to be repatriated will be promptly applied (net of any taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition would result in material adverse tax consequences (which, for the avoidance of doubt, includes, but is not limited to, any material tax liability as a result of a deemed dividend pursuant to Section 956 of the Code or a withholding tax) to the Issuer, any of its Subsidiaries, or any parent entity or beneficial owner, the Net Proceeds so affected may be retained by the applicable Foreign Subsidiary and an amount equal to such Net Proceeds will not be required to be applied in compliance with this section. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, nothing in the Indenture shall be construed to require any Subsidiary to repatriate cash.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Issuer will send electronically, mail or cause to be mailed, by first class mail, or provide in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 12 thereof. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

Notice of any redemption of the Notes (including upon an Equity Offering) may, at the Issuer’s discretion, be given prior to a transaction or event and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event, as the case may be. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 10 days before the sending of a notice of redemption of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date or tendered and not withdrawn in connection with a Change of Control Offer or Asset Sale Offer.

[Transfer and Exchange Appendix - 17]

In connection with a transfer or exchange of Notes under the immediate preceding paragraph, the transferor shall also provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation, any cost basis reporting obligations under Code Section 6045. The Trustee may rely on any such information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

(10) COLLATERAL. The Notes will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Notes Collateral Agent holds the Collateral in trust for the benefit of itself, the Trustee and the Holders of the Notes pursuant to the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Trustee and/or the Notes Collateral Agent, as applicable, to enter into the Security Documents, and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended or supplemented to cure any ambiguity, omission, mistake, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code, to provide for the assumption of the Issuer’s or a Guarantor’s obligations to Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or Guarantor’s properties or assets in accordance with the limitations set forth in the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder taken as a whole in any material respect, to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.12 of the Indenture, to provide for the issuance of Additional Notes and related guarantees (and the grant of security for the benefit of the Additional Notes and related guarantees) in accordance with the limitations set forth in the Indenture, to add any additional Guarantor or to evidence the release of any Guarantor from its Note Guarantee, in each case as provided in the Indenture, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or evidence and provide for a successor or replacement collateral agent

[Transfer and Exchange Appendix - 18]

under the Indenture or the Security Documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or in any of the Security Documents, to conform the text of the Indenture, the Note Guarantees, the Notes or any Security Document related to the Notes to any provision of the “Description of the Notes” section of the Issuer’s Final Offering Memorandum dated September 29, 2021, relating to the initial offering of the Notes, as provided to the Trustee and the Notes Collateral Agent in an Officer’s Certificate, to add additional secured parties to the extent Liens securing obligations held by such parties are permitted under the Indenture, to mortgage, pledge, hypothecate or grant a security interest for the benefit of the Trustee and the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Notes Collateral Agent in accordance with the terms of the Indenture or otherwise, to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement in accordance with the terms of the Indenture and the relevant Security Document, to add covenants for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Guarantor, and to provide for the assumption by one or more successors of the obligations of any of the Guarantors under the Indenture and the Note Guarantees.

(13) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 consecutive days in the payment when due of interest on the Notes; (ii) default in payment when due of the principal of, or premium, if any, on the Notes; (iii) failure by the Issuer for 30 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with the provisions of Sections 3.09, 4.10, 4.13 or 5.01 of the Indenture; (iv) failure by the Issuer for 180 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with the provisions of Section 4.03 of the Indenture; (v) failure by the Issuer for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of the Notes outstanding to comply with any of their other agreements in the Indenture; (vi) subject to rescission as set forth in the Indenture, default under certain other agreements relating to Indebtedness of the Issuer or any of its Restricted Subsidiaries which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates an amount in excess of the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets ; (vii) failure by the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary, to pay non-appealable final judgments aggregating in excess of the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets (to the extent not covered by insurance by a reputable and creditworthy insurer), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable; (viii) the occurrence of any of the following: (a) except as permitted by the Indenture or the Security Documents, any Security Document ceases for any reason to be fully enforceable, or the Issuer or any Subsidiary of the Issuer shall so state in writing or bring an action to limit its obligations or liabilities thereunder, in any material respect; provided, that it will not be an Event of Default under Section 6.01(a)(8)(a) of the Indenture if the sole result of the failure of one or more Security Documents to be fully enforceable in any material respect is that any Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets ceases to be an enforceable and perfected Lien, subject only to Permitted Liens or (b) except as permitted by the Indenture or the relevant Security Documents, any Lien for the benefit of the Holders of the Notes purported to be granted under any Security Document on

[Transfer and Exchange Appendix - 19]

Collateral, individually or in the aggregate, having a Fair Market Value in excess of the greater of $40.0 million and 4.0% of the Issuer’s Consolidated Total Assets ceases to be an enforceable and perfected Lien in any material respect, subject only to Permitted Liens, and such condition continues for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding of failure to comply with such requirement; provided that it will not be an Event of Default under Section 6.01(a)(8)(b) of the Indenture if such condition results from the failure of the Trustee or the Trustee to maintain possession or control of any Collateral; (ix) except as permitted by the Indenture, any Note Guarantee ceases to be in full force and effect, is declared null and void in a judicial proceeding or any Person acting on behalf of any Guarantor denies or disaffirms its obligations under its Note Guarantee, except, in each case, by reason of the release of such Note Guarantee; and (x) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or any Restricted Subsidiary of the Issuer that is a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer (and, if given by the Holders, to the Trustee) specifying the Event of Default. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to certain limitations, if a Default occurs and is continuing and is actually known to a responsible officer of the Trustee, the Trustee must send each Holder of the Notes notice of the Default within 90 days after it is actually known to a responsible officer of the Trustee. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if any) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, or premium or interest, if any, on, the Notes (including in connection with an offer to purchase). The Issuer is required to deliver to the Trustee annually within 90 days after the end of the fiscal year a statement regarding compliance with the Indenture. Within 30 days of any officer of the Issuer becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a written statement specifying such Default or Event of Default, its status and what actions the Issuer is taking or propose to take in respect thereof, but only to the extent that such Default or Event of Default has not been cured by the end of such 30 day period.

(14) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuer or any Guarantor or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, the Indenture, the Note Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

The waiver and release are part of the consideration for issuance of the Notes.

[Transfer and Exchange Appendix - 20]

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer have caused CUSIP numbers and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP numbers and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon. The Issuer shall notify the Trustee in writing of any change in such numbers.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(20) CONFLICTS. In the event of a conflict between the provisions of the Indenture and this Note, the provisions of the Indenture shall control.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

LSB Industries, Inc.

3503 NW 63rd Street

Oklahoma City, Oklahoma 73116

Attention: Cheryl Maguire and Kristy Carver

[Transfer and Exchange Appendix - 21]

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

_____________________________________

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________ to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature: ___________________________________

(Sign exactly as your name appears on

the face of this Note)

Tax Identification No.: ___________________________________

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(b) under the Securities Act after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

❑	to the Issuer; or

(1)	❑ pursuant to an effective registration statement under the Securities Act of 1933; or

[Transfer and Exchange Appendix - 22]

(2)

❑ inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(3)	❑ outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act; or

(4)	❑ pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee and the Issuer shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

__________________________________________

Signature Guarantee*:

__________________________________________

Signature must be guaranteed                                         Signature

__________________________________________     ______________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[Transfer and Exchange Appendix - 23]

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: __________________
Notice: To be executed by an executive officer

[Transfer and Exchange Appendix - 24]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.10 ☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$_______________

Date:

Your Signature: ___________________________________

(Sign exactly as your name appears on

the face of this Note)

Signature Guarantee*: ________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[Transfer and Exchange Appendix - 25]

Schedule of Exchanges of Interests in the Global Note*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

[Transfer and Exchange Appendix - 26]

EXHIBIT A

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[    ] SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [    ], among [    ] (the “Guaranteeing Subsidiary”), a subsidiary of LSB Industries, Inc. (the “Issuer”), the other Guarantors (as defined in the Indenture referred to herein), Wilmington Trust, National Association, as collateral agent (in such capacity, the “Notes Collateral Agent”) and trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 14, 2021 providing for the issuance of 6. 250% Senior Secured Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuer or any Guarantor or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, the Note Documents or the Note Guarantees, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

1

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE AND THE NOTES COLLATERAL AGENT. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

8. RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: ______________,

[Guaranteeing Subsidiary]

By: _________________________________

Name:

Title:

[LSB Industries, Inc.]

By: _________________________________

Name:

Title:

[Notes Collateral Agent],

as Notes Collateral Agent

By: _________________________________

Authorized Signatory

[Trustee],

as Trustee

By: _________________________________

Authorized Signatory

3